AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 31, 2000


                                                      REGISTRATION NO. 333-85683
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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                            ------------------------


                               AMENDMENT NO. 4 TO


                                   FORM SB-2

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                           SWISS NATURAL BRANDS, INC.

                 (Name of small business issuer in its charter)

                                    DELAWARE
         (State or other jurisdiction of incorporation or organization)
                                      2080
            (Primary standard industrial classification code number)

                                   13-3762562
                      (I.R.S. Employer Identification No.)

                                 1031 ROUTE 9W
                        UPPER GRANDVIEW, NEW YORK 10960
                                 (914) 358-1212
(Address and telephone number of principal executive offices and principal place of business)
                            ------------------------

                             DR. RALPH M. FERRANTE
                      Chairman and Chief Executive Officer
                           Swiss Natural Brands, Inc.
                                 1031 Route 9W
                        Upper Grandview, New York 10960
                                 (914) 358-1212
           (Name, address and telephone number of agent for service)
                            ------------------------

                                    Copy to:

             HANK GRACIN, ESQ.                                STEVEN MORSE, ESQ.
             Lehman & Eilen LLP                               Lester Morse P.C.
   50 Charles Lindbergh Blvd. - Suite 505               111 Great Neck Road, Suite 420
         Uniondale, New York 11553                        Great Neck, New York 11021
         Telephone: (516) 222-0888                        Telephone: (516) 487-1446
         Facsimile: (516) 222-0948                        Facsimile: (516) 487-1452

                            ------------------------

     APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the registration statement becomes effective.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. /X/

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. / /

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

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            TITLE OF EACH CLASS                                      PROPOSED
                   OF                                PROPOSED         MAXIMUM
              SECURITIES TO                          MAXIMUM         AGGREGATE       AMOUNT OF
                   BE                AMOUNT TO      OFFERING PRICE   OFFERING       REGISTRATION
               REGISTERED          BE REGISTERED    PER SHARE(1)     PRICE(1)          FEE(5)
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Common Stock, par value $.01 per
  share (2)                            1,437,500        $ 5.25        $7,546,875      $ 2,098.03
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Underwriter's Common Stock
  Warrants, each to purchase one
  share of Common Stock (3)              125,000         .0008            100.00              (4)
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Common Stock, par value $.01 per
  share, issuable upon exercise
  of the Underwriter's Common
  Stock Warrants                         125,000          8.66         1,082,500          300.94
--------------------------------------------------------------------------------------------------
Total Registration Fee                                                                $ 2,398.97
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(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) promulgated under the Securities Act of 1933, as amended.

(2) Assumes the Underwriter's over-allotment option to purchase up to 187,500 additional shares of Common Stock is exercised in full.

(3) Represents warrants to be issued by Swiss Natural to the Underwriter at the time of delivery and acceptance of the securities to be sold by Swiss Natural to the public hereunder.

(4) None, pursuant to Rule 457(g).

(5) Fees are calculated by multiplying the aggregate offering price by .000278.
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
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THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.



                  SUBJECT TO COMPLETION, DATED MARCH 31, 2000


PROSPECTUS
                                  [Swiss Logo]

                           SWISS NATURAL BRANDS, INC.

                        1,250,000 SHARES OF COMMON STOCK

                            ------------------------

     Swiss Natural is offering 1,250,000 shares of common stock. This is our initial public offering and no public market currently exists for our shares.

     Swiss Natural develops and sells premium beverage products utilizing the Swiss Natural trademark and other national brand programs.

                            ------------------------

     We have applied for quotation of our common stock on the Nasdaq Smallcap Market under the symbol "SWIS".

                            ------------------------

     AN INVESTMENT IN OUR SECURITIES INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 6.

     THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 PRICE TO              UNDERWRITING             PROCEEDS TO
                                  PUBLIC                DISCOUNTS                 COMPANY
                              --------------------    --------------------    --------------------
Per Share..................        $     5.25               $   .525               $    4.725
Total......................        $6,562,500               $656,250               $5,906,250

     Three stockholders of Swiss Natural have granted the underwriters the right to purchase up to an additional 187,500 shares of common stock to cover over-allotments.


                            ------------------------
SOMERSET FINANCIAL GROUP, INC.                         SEABOARD SECURITIES, INC.
                            ------------------------


                                              , 2000

                                     REACH
                                    FOR THE
                                    PEAK (R)


                                  [Swiss Logo]

                                    BUILDING
                                     BETTER
                                     BRANDS

"SWISS NATURAL", "REACH FOR THE PEAK", "ULTRA PEAK", "SWISS NATURAL ICY BERRY", "SWISS NATURAL ICY CITRUS", SWISS NATURAL ICY MELONADE" and "SWISS NATURAL ICY COFFEE" are registered trademarks of Swiss Natural.

                               PROSPECTUS SUMMARY

     Swiss Natural develops and sells premium beverage products utilizing the Swiss Natural brand and other national brand programs. We have developed and currently sell vitamin-fortified flavored fruit and tea beverages, as well as a vitamin-fortified 100% orange juice product and a 100% apple juice product, under our registered Swiss Natural trademark. We also sell a variety of fruit and tea beverages, an orange juice product and an apple juice product under a private label beverage program developed for a nationwide chain of restaurants. Our beverages are made with natural flavors and juices and do not contain any preservatives or artificial colors. All our Swiss Natural label beverages are fortified with our proprietary Ultra Peak(R) vitamin formula to provide an enhanced nutritional value. In addition, all of our beverages are bottled in our proprietary glass bottles.

     We sell a majority of our beverages through customer-owned or customer-designated distribution systems and, to a lesser extent, through a network of select independent distributors. We are currently developing an Internet distribution system which we expect will permit us to distribute our products in new packaging directly to consumers and retailers who place orders with us via the Swiss Natural website.

                                  THE OFFERING

Securities offered.......................   1,250,000 shares of common stock.
Common stock outstanding before the
offering.................................   2,591,708 shares.
Common stock to be outstanding after the
offering.................................   3,841,708 shares. This figure excludes an
                                            aggregate of up to 2,001,267 shares of common
                                            stock issuable upon:
                                            *  exercise and/or conversion of all outstanding
                                               warrants and convertible securities and
                                            *  exercise of all underwriters' warrants to be
                                               issued in connection with this offering.
Proposed Nasdaq Smallcap Symbol..........   Common stock -- SWIS

     Unless otherwise indicated, all information in this prospectus assumes that the underwriters' overallotment option will not be exercised.

     Unless otherwise indicated, all information in this prospectus, including per share data and information relating to the number of shares issued and outstanding, has been adjusted to reflect a
1.5 for 1 reverse split of our common and preferred stock effected on October 1, 1999.

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that which is contained in this prospectus. We are offering to sell shares of common stock and seeking offers to buy shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock.

                           SUMMARY OF FINANCIAL DATA
                           FOR THE FISCAL YEARS ENDED
                FEBRUARY 28, 1999 AND 1998 (AUDITED) AND FOR THE
            TEN MONTHS ENDED DECEMBER 31, 1999 AND 1998 (UNAUDITED)



     The following summary financial data should be read in conjunction with Swiss Natural's financial statements and the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations". The statement of operations data for the years ended February 28, 1999 and February 28, 1998 are derived from the financial statements of Swiss Natural that have been audited by Goldstein Golub Kessler LLP, independent certified public accountants. The balance sheet data as of December 31, 1999 and the statement of operations data for each of the ten month periods ended December 31, 1999 and 1998 are derived from the unaudited financial statements of Swiss Natural; however, such information reflects all adjustments (consisting of only normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of financial position, and the results of operations of the interim periods.


                                                                         FISCAL 2000       FISCAL 1999
                                              FISCAL YEAR ENDED           TEN MONTHS        TEN MONTHS
                                                FEBRUARY 28,                ENDED             ENDED
                                         ---------------------------     DECEMBER 31,      DECEMBER 31,
STATEMENT OF OPERATIONS DATA:               1999            1998             1999              1998
                                         -----------     -----------     -------------     -------------
Net sales..............................  $ 3,005,872     $ 2,324,189      $ 3,400,094       $ 2,523,628
Cost of sales..........................    2,001,701       1,941,074        2,154,205         1,681,048
                                         -----------     -----------      -----------       -----------
  Gross profit.........................    1,004,171         383,115        1,245,889           842,580
                                         -----------     -----------      -----------       -----------
Expenses:
  General and administrative...........      871,057         834,679          763,519           642,513
  Selling and promotional..............      502,652         508,401          395,289           331,932
  Product development..................       30,895          12,602            1,440            27,845
                                         -----------     -----------      -----------       -----------
Total expenses.........................    1,404,604       1,355,682        1,160,248         1,002,290
                                         -----------     -----------      -----------       -----------
Income (loss) from operations..........     (400,433)       (972,567)          85,641          (159,710)
Other income...........................       11,079          23,036           92,725             9,196
Interest expense.......................      (50,062)        (80,759)        (148,527)          (29,730)
                                         -----------     -----------      -----------       -----------
Net Income (loss)......................  $  (439,416)    $(1,030,290)     $    29,839       $  (180,244)
                                         ===========     ===========      ===========       ===========
Income (loss) per common share --
  Basic................................  $     (0.12)    $     (0.31)     $      0.01       $     (0.05)
                                         -----------     -----------      -----------       -----------
Weighted average number of common
  shares outstanding -- Basic (3)......    3,797,708       3,276,971        3,072,532(1)      3,797,708

                                                                         FISCAL 2000       FISCAL 1999
                                              FISCAL YEAR ENDED           TEN MONTHS        TEN MONTHS
                                                FEBRUARY 28,                ENDED             ENDED
                                         ---------------------------     DECEMBER 31,      DECEMBER 31,
                                            1999            1998             1999              1998
                                         -----------     -----------     -------------     -------------
Gross Sales............................  $ 3,061,586     $ 2,369,599      $ 3,467,322       $ 2,568,393
Sales Returns and allowances...........      (55,714)        (45,410)         (67,228)          (44,765)
                                         -----------     -----------      -----------       -----------
  Net sales............................  $ 3,005,872     $ 2,324,189      $ 3,400,094       $ 2,523,628
                                         ===========     ===========      ===========       ===========

                                                                         DECEMBER 31, 1999
                                                                  -------------------------------
BALANCE SHEET DATA:                                                 ACTUAL         AS ADJUSTED(2)
                                                                  -----------      --------------
Cash and cash equivalents......................................   $   191,927       $  5,199,881
Working capital (deficiency)...................................       (39,006)         5,348,676
Total assets...................................................     1,458,787          6,313,434
Total liabilities..............................................     1,950,563          1,570,835
Stockholders' (deficiency) equity..............................      (491,776)         4,742,599

------------------


(1) Does not give effect to the conversion of any shares of the convertible preferred stock which were issued on June 30, 1999 and may be converted into 1,206,000 shares of common stock. Also does not give effect to the conversion of any convertible subordinated debentures.

(2) Gives effect to the sale of the 1,250,000 shares of common stock being offered hereby and anticipated application of the estimated net proceeds therefrom including the repayment of indebtedness and interest payable to a stockholder.

(3) Gives effect to the reverse stock split effective October 1, 1999.


                                                                            FISCAL 2000        FISCAL 1999
                                                                            TEN MONTHS         TEN MONTHS
                                                                              ENDED              ENDED
                                       FEBRUARY 28,       FEBRUARY 28,      DECEMBER 31,       DECEMBER 31,
PERFORMANCE RATIOS                       1999                1998              1999               1998
                                       ------------       ------------      -------------      -------------
Return on Equity....................        0.84                5.81             -0.06               0.55
Return on Assets....................       -0.33               -1.44              0.02              -0.22
A/R turnover........................      *12.68              *12.22            *10.19             *10.41
Inventory Turnover..................      **7.10              **5.89            **4.87             **6.06
Profit Margin on Sales..............       33.41%           ***16.48%            36.64%             33.39%

------------------

  *Average Accounts Receivable computed by using month-end amounts.

 **Average Inventory computed by using month-end amounts.


***The profit margin on sales for the year ended February 28, 1998 reflects a one time charge to cost of sales of $185,942 related to the relocation of our bottling facility and the abandonment of obsolete inventory, bottling labels and other raw materials that could not be used by the new bottling facility, as well as the higher production costs at the former bottling facility. In addition, sales of our higher profit margin Swiss Natural label products increased by approximately 61% in the year ended February 28, 1999.

                                  RISK FACTORS

     You should carefully consider the following risks before making an investment decision. The trading price of our common stock could decline due to any of these risks, and you could lose all or part of your investment. You also should refer to the other information set forth in this prospectus, including our financial statements and the related notes thereto.

SWISS NATURAL HAS INCURRED LOSSES FROM INCEPTION AND MAY NEVER GENERATE SUBSTANTIAL PROFITS,
IF ANY AT ALL.


     For each fiscal year since our inception in April 1993, Swiss Natural has generated net losses. We may never generate substantial profits, if any at all. Swiss Natural had an accumulated deficit of $2,544,586 as of December 31, 1999. We can provide no assurances that our operations will be profitable in the future.


WE MAY NEED ADDITIONAL CAPITAL AND MAY NOT BE ABLE TO OBTAIN IT.

     We believe that the proceeds from this offering together with our current cash balances and anticipated cash to be generated from operations will be sufficient to meet our expected operating and capital requirements for at least one year. However, we may need to raise additional funds in order to support further expansion, meet competitive pressures, or respond to unanticipated requirements. We cannot assure you that additional financing will be available if needed on terms favorable to us.

WE HAVE LIMITED WORKING CAPITAL AND MAY ENCOUNTER FUTURE LIQUIDITY PROBLEMS.


     We have historically had limited working capital. We had a working capital deficiency of $39,006 at December 31, 1999. While we expect the proceeds of this offering to provide us with sufficient working capital, there is no assurance that future operations will not encounter capital resource and liquidity problems.


THE LOSS OF SBARRO, INC. AS A CUSTOMER WOULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

     We currently sell our private label beverages only to Sbarro, Inc., a nationwide chain of restaurants. The loss of Sbarro, Inc. as a customer would have a material adverse effect on our business. We also depend significantly upon the revenue derived from the sale of our beverages to Dunkin' Donuts franchisees and several major independent distributors and retail outlets. Our agreements with Sbarro and Dunkin' Donuts do not require them to purchase any specified quantity of products from us. Although we consider our relationship with each of these customers to be good, any one of them could decide not to purchase our beverages.

THE LOSS OF ANY OF OUR THIRD-PARTY SUPPLIERS OR SERVICE PROVIDERS COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR OPERATIONS AND FINANCIAL RESULTS.

     We rely on third parties to produce our beverages, to produce our glass bottles and to bottle our beverages. The loss of our third-party suppliers or service providers could have a material adverse effect on our operations and financial results.

THE LOSS OF OUR THIRD PARTY BEVERAGE DISTRIBUTORS COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR OPERATIONS AND FINANCIAL RESULTS.

     We depend on customer-owned or customer-designated distributors and other third-party distributors to distribute our Swiss Natural products. The loss of our third party beverage distributors could have a material adverse effect on our operations and financial results. Most of our distributors are not bound by written agreements with us and may discontinue their relationship with us on short notice. The loss of one or more of our distributors could have a significant negative effect on the sales of our Swiss Natural label beverages.

IF WE ARE UNABLE TO COMPETE EFFECTIVELY WITH OUR COMPETITORS, MANY OF WHOM HAVE BEEN IN EXISTENCE LONGER THAN US, HAVE A MORE ESTABLISHED MARKET PRESENCE AND HAVE SUBSTANTIALLY GREATER RESOURCES THAN US, WE WILL NOT BE ABLE TO INCREASE REVENUES OR GENERATE PROFITS.

     Our ability to increase revenues and generate profitability is directly related to our ability to compete effectively with our competitors. Swiss Natural faces intense competition from other beverage companies producing similar products, including Snapple, Fruitopia, Ocean Spray, Arizona, Mistic and various other lesser known brands. Increased competition could diminish our ability to be profitable or result in loss of market share and damage the Swiss Natural brand. Many of our competitors are larger, better established and have greater financial, marketing and distribution resources than Swiss Natural. These greater resources permit our competitors to implement extensive advertising and promotional programs which Swiss Natural has not been, and will not be, able to match.

IF WE ARE NOT ABLE TO RETAIN OUR CHIEF EXECUTIVE OFFICER, IT WILL BE MORE DIFFICULT FOR US TO MANAGE OUR OPERATIONS AND OUR OPERATING PERFORMANCE WOULD SUFFER.

     The success of our business is greatly dependent upon the active involvement of our Chief Executive Officer, Dr. Ralph Ferrante, who is responsible for the development of the formulas used to manufacture our products. The loss of the services of Dr. Ferrante would materially and adversely affect our business and prospects. We have applied for $1,000,000 of key man life insurance on Dr. Ferrante.

IF OUR COMPETITORS MISAPPROPRIATE OUR UNPATENTED PROPRIETARY KNOW-HOW, TRADE DRESS AND TRADE SECRETS IT COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

     If our competitors develop substantially equivalent proprietary information or otherwise obtain access to Swiss Natural's know-how it could materially and adversely affect our business. We rely primarily on unpatented proprietary know-how in the production of our beverages, as well as on confidentiality agreements with the companies that produce our beverages and with our employees.

     We regard the protection of our trademarks, trade dress and trade secrets as critical to our future success. We have registered our trademarks in the United States. We also rely on a combination of laws and contractual restrictions, such as confidentiality agreements, to establish and protect our proprietary rights, trade dress and trade secrets. However, laws and contractual restrictions may not be sufficient to prevent misappropriation of our proprietary rights, trade dress or trade secrets.


ANY DECREASE IN THE SUPPLY OF FRUIT JUICES OR INCREASE IN THE PRICES OF FRUIT JUICES COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS AND RESULTS OF OPERATIONS.


     We depend upon an uninterrupted supply of fruit juices from the fruit of apple trees and orange trees. Any decrease in the supply of these fruit juices or increase in the prices of these fruit juices as a result of any adverse weather conditions, pests or fungal disease could have a material adverse effect on our business and results of operations. Apple and orange trees may become damaged, diseased or destroyed as a result of any adverse weather conditions, pests or fungal disease. Additionally, there are types of controllable fungal diseases that can affect fruit production although not fatal to the trees themselves. These types of fungal diseases are generally controllable with fungicides. However, we can't be sure that such control measures will continue to be effective.

STOCKHOLDERS MAY NOT BE ABLE TO RE-SELL THEIR STOCK OR MAY HAVE TO SELL AT PRICES SUBSTANTIALLY LOWER THAN THE PRICE THEY PAID FOR IT.

     Prior to this offering, you could not buy or sell our common stock publicly. Although the initial public offering price was determined based on several factors, the market price after the offering may vary from the initial offering price. As a result, stockholders may not be able to re-sell their stock or may have to sell at prices substantially lower than the price they paid for it. In addition, the stock market is subject to price and volume fluctuations affecting the market price for public companies generally, or within broad industry groups, which fluctuations may be unrelated to the operating results or other circumstances of a particular company. Such fluctuations may adversely affect the liquidity of the common stock, as well as the price that holders may achieve upon any future sale.

BECAUSE IT MAY BE DIFFICULT TO EFFECT A CHANGE IN CONTROL OF SWISS NATURAL WITHOUT CURRENT MANAGEMENT'S CONSENT, MANAGEMENT MAY BE ENTRENCHED EVEN THOUGH STOCKHOLDERS MAY BELIEVE OTHER MANAGEMENT MAY BE BETTER AND A POTENTIAL SUITOR WHO OTHERWISE MIGHT BE WILLING TO PAY A PREMIUM TO ACQUIRE SWISS NATURAL MAY DECIDE NOT TO ATTEMPT AN ACQUISITION.

     Upon consummation of this offering, Dr. Ralph M. Ferrante, the Chairman and Chief Executive Officer of Swiss Natural, and Herbert Paul, the President and Chief Financial Officer of Swiss Natural, together with trusts owned by their respective family members, will hold approximately 38% and 10%, respectively, of our outstanding voting stock, including our convertible preferred stock which carries rights to vote with the common stock on a one-vote-per-share basis. Such concentration of ownership may have the effect of delaying, deferring or preventing a change in control of Swiss Natural and entrenching current management even though stockholders may believe other management may be better. In addition, the issuance of a poison-pill or another large block of preferred stock with voting rights could have the effect of delaying, deferring or preventing a change in control of Swiss Natural. Potential suitors who otherwise might be willing to pay a premium to acquire Swiss Natural may decide not to try to acquire us because it may be difficult to effect a change in control of Swiss Natural without current management's consent. If Messrs. Ferrante and Paul and their family members act together, they are likely to have the ability to control the outcome on all matters requiring stockholder approval, including the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets, and the ability to control our management and affairs.

FUTURE SALES OF COMMON STOCK MAY CAUSE THE MARKET PRICE OF THE COMMON STOCK TO DROP.

     Future sales of shares of common stock by Swiss Natural and/or its stockholders could cause the market price of the common stock to drop. After this offering, we will have outstanding 3,841,708 shares of common stock. We have reserved an additional 2,001,267 shares of common stock for issuance pursuant to outstanding convertible securities, preferred stock and warrants. All of the shares of common stock to be sold in this offering will be freely tradeable without restriction or further registration under the federal securities laws. Assuming the underwriters' over-allotment option is exercised in full, the remaining shares of outstanding common stock, representing approximately 63% of the outstanding common stock upon completion of this offering, will be "restricted securities" under the Securities Act subject to restrictions on the timing, manner and volume of sales of such shares.

YOU WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION.


     The initial public offering price is expected to be substantially higher than the net tangible book value of each outstanding share of common stock. Purchasers of common stock in this offering will suffer immediate and substantial dilution. The dilution will be $4.03 per share, or 77%, in the net tangible book value of the common stock from the expected initial public offering price. If the outstanding options and warrants to purchase shares of common stock are exercised, there would be further dilution.


                           FORWARD LOOKING STATEMENTS

     Some of the statements under "Prospectus Summary", "Risk Factors", "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Business" and elsewhere in this prospectus constitute forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, those listed under "Risk Factors" and elsewhere in this prospectus.

     In some cases, you can identify forward-looking statements by terminology such as "may", "will", "should", "could", "expects", "plans", "anticipates", "believes", "estimates", "predicts", "potential", or "continue" or the negative of such terms or other comparable terminology.

     Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of such statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus.

                                USE OF PROCEEDS


     The primary purposes of this offering are to obtain additional capital, create a public market for the common stock, and facilitate future access to public markets. The net proceeds to Swiss Natural from the sale of our common stock are estimated to be approximately $5,259,375, after deducting underwriters' compensation and other estimated offering expenses totaling $1,303,125. Swiss Natural intends to use the net proceeds as follows:


                                                                                  PERCENTAGE OF
                                                                NET PROCEEDS      NET PROCEEDS
                                                                ------------      -------------
    Purchase of additional inventory........................        822,000           15.63%
    Purchase of vending and refrigeration equipment.........        825,000           15.69%
    Purchase of manufacturing equipment.....................        500,000            9.51%
    Marketing and promotion.................................        545,000           10.36%
    New product research and development....................        235,000            4.47%
    Internet, distribution, computing and telecommunications
      equipment.............................................        135,000            2.57%
    New client selling and collateral materials.............        235,000            4.47%
    Repayment of its indebtedness including accrued interest
      of $4,575, to A. Donald McCulloch, Jr. and Carolyn B.
      McCulloch, both of whom are stockholders of Swiss
      Natural, and one of whom is a former director.........        326,530            6.21%
    General corporate purposes, including working capital...      1,635,845           31.09%
                                                                 ----------          -------
         Total..............................................     $5,259,375          100.00%
                                                                 ==========          =======

     Management will have broad discretion in the use of proceeds allocated to general corporate purposes.


     The indebtedness of Swiss Natural to A. Donald McCulloch, Jr. and Carolyn
B. McCulloch as of December 31, 1999 is evidenced by two promissory notes, one in the principal amount of $152,500, which bears interest at the rate of 12% per annum, and represents the outstanding principal amount of the original obligation, and the other in the principal amount of $169,455, which represents accrued interest on the original obligation, and is non-interest bearing. Both promissory notes to the McCullochs mature upon the earlier to occur of:



     * December 31, 2000;


     * ten days after the receipt of funds by Swiss Natural of the proceeds of an initial public offering of its common stock

     * the sale of all or substantially all of the assets of Swiss Natural.

     Pending the above uses, Swiss Natural intends to invest the net proceeds from this offering in short-term, interest-bearing, investment-grade securities.

                                DIVIDEND POLICY

     Swiss Natural has not declared or paid any cash dividends on its common stock since its inception and does not expect to pay any cash dividends on its common stock in the foreseeable future. Holders of shares of Swiss Natural's Series A Preferred Stock are entitled to receive a quarterly dividend commencing on March 1, 2000 of two ($0.02) cents per share prior to any other class of stock receiving any dividends, and to participate in dividends declared and paid on the common stock, on an

"as-converted" basis. Swiss Natural currently intends to retain future earnings, if any, after paying the dividend on the preferred stock, to finance the expansion of its business.

                                 CAPITALIZATION


     The following table sets forth the capitalization of Swiss Natural as of December 31, 1999: (1) on an actual basis, and (2) as adjusted to reflect the receipt by Swiss Natural of the estimated net proceeds from the sale of our 1,250,000 shares of common stock offered hereby (after deducting the estimated offering expenses and underwriter' compensation). The information described in the following table assumes that none of the convertible subordinated debentures of Swiss Natural have been converted. This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and related notes thereto included elsewhere in this prospectus.


                                                                      DECEMBER 31, 1999
                                                                -----------------------------
                                                                                 AS ADJUSTED
                                                                                  TO REFLECT
                                                                                 NET PROCEEDS
                                                                  ACTUAL         OF OFFERING
                                                                -----------      ------------
    Convertible Subordinated Debentures.....................    $   757,500      $    757,500
                                                                -----------      ------------
    Compensation Payable....................................        101,092           101,092
                                                                -----------      ------------
    Preferred Stock, $.01 par value, 3,000,000 shares
      authorized; Series A Convertible Preferred Stock,
      1,206,000 shares issued and outstanding (actual and as
      adjusted).............................................         12,060            12,060
    Common Stock, $.01 par value, 20,000,000 shares
      authorized, 2,591,708 shares issued and outstanding
      actual; 3,841,708 shares outstanding, as adjusted.....         25,917            38,417
    Additional paid in capital..............................      2,014,833         7,261,708
    Accumulated Deficit.....................................     (2,544,586)       (2,544,586)
                                                                -----------      ------------
    Stockholders' equity (deficiency).......................       (491,770)        4,767,599
                                                                -----------      ------------
    Total capitalization....................................    $   366,816      $  5,626,191
                                                                ===========      ============

                                    DILUTION


     The net tangible book value of Swiss Natural as of December 31, 1999 was a negative $720,774, or a negative $.28 per share. "Net tangible book value per share" is determined by dividing the number of outstanding shares of common stock into the net tangible book value of Swiss Natural (total tangible assets less total liabilities). Assuming the sale by Swiss Natural of the 1,250,000 shares of common stock offered hereby at a price of $5.25 for one share, the net tangible book value of Swiss Natural as of December 31, 1999 would have been approximately $4,691,908 or $1.22 per share. This represents an immediate increase in net tangible book value of $5,412,682 to existing stockholders and an immediate dilution of $4.03 per share, 77%, to new investors purchasing shares at the initial public offering price of $5.25 per share. The following table illustrates the per share dilution:


    Assumed initial public offering price per share.................                $ 5.25
      Net tangible book value per share as of December 31, 1999.....     $(.28)
      Increase in net tangible book value per share attributable to
         new investors..............................................     $1.50
    Net tangible book value per share after the offering............                $ 1.22
    Dilution per share to new investors.............................                $ 4.03


     The following table summarizes as of December 31, 1999 the number of shares of capital stock, including Series A Preferred Stock purchased from Swiss Natural and the average cash price per share paid by existing stockholders and by investors purchasing shares of common stock in this offering at an initial public offering price of $5.25 per share, before deducting the underwriters' compensation and other estimated offering expenses:


                                                       SHARES PURCHASED         TOTAL CONSIDERATION
                                                     ---------------------     ----------------------
                                                      NUMBER       PERCENT       AMOUNT       PERCENT
                                                     ---------     -------     ----------     -------
Existing stockholders..............................  3,797,708        75%      $2,052,810        24%
New investors......................................  1,250,000        25%      $6,562,500        76%
                                                     ---------       ---       ----------       ---
Total..............................................  5,047,708       100%      $8,615,310       100%
                                                     =========       ===       ==========       ===

     The sale by Messrs. Ferrante, Paul and Brescio of 187,500 shares of common stock upon exercise in full of the underwriters' over-allotment option will reduce the percentage of common stock held by existing stockholders to 63% of the total number of shares of common stock to be outstanding upon consummation of this offering and will increase the percentage of common stock held by new investors to 37% of the total number of shares of common stock to be outstanding upon consummation of this offering. See "Principal Stockholders."

     The foregoing discussion and table exclude:

     * the 125,000 shares of common stock issuable upon exercise of the 125,000 underwriters' common stock purchase warrants to be issued in connection with this offering;
     * 500,000 additional shares of common stock reserved for issuance under the 1999 Stock Option Plan;
     * 165,267 shares of common stock issuable upon exercise of outstanding warrants at an exercise price of approximately $2.24 per share; and
     * 505,000 shares of common stock issuable upon conversion of the $757,500 aggregate principal amount of convertible debentures presently outstanding.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion of the financial condition and results of operations of Swiss Natural also should be read in conjunction with the financial statements and related notes thereto included elsewhere in this prospectus.

  FISCAL YEAR 1999 ENDED FEBRUARY 28, 1999 COMPARED TO FISCAL YEAR 1998 ENDED
                               FEBRUARY 28, 1998.

     Swiss Natural's net loss for the year ended February 28, 1999 was $(439,416) as compared to ($1,030,290) for the year ended February 28, 1998 and loss from operations was ($400,433) for the year ended February 28, 1999 as compared to ($972,567) for the year ended February 28, 1998. The decrease in net loss and loss from operations was primarily due to an increase in net sales which was offset by an increase in expenses. Net sales for the year ended February 28, 1999 increased approximately 29% from those of the year ended February 28, 1998. The increase in sales is attributable to the addition of new customers, the sale of new products such as orange and apple juice, and increased sales of private label beverages in new territories. Cost of sales as a percentage of sales was approximately 67% for the year ended February 28, 1999 as compared to 84% for the year ended February 28, 1998. Included in the cost of sales are all raw materials to produce our 16 oz. and 12 oz. products. These costs include flavoring, glass, trays, labels, partitions, bottling and packing fee. Also included are freight charges to ship all raw materials to our production facility. The declining trend in cost of sales is attributable to our change of production facilities and the increase in sales of our Swiss Natural brand, which has a higher profit margin than our private label beverages. In addition, we incurred a one time loss on abandonment of inventory of $185,942 in the year ended February 28, 1998 when we changed production facilities after determining that a majority of the raw materials on hand would not be viable at the new facility. Gross profit as a percentage of sales was approximately 33% for the year ended February 28, 1999 as compared to approximately 16% for the year ended February 28, 1998. Expenses for the year ended February 28, 1999 increased approximately 4% as compared to the prior year primarily as a result of the fact that there was an increase in wages, product development expenses, and to a lesser extent costs associated with higher sales volume. The increase in such expenses was partially offset by a decrease in selling and promotional expenses. Other income decreased slightly as compared with that of the prior year and interest expenses decreased $30,697 as compared with that of the prior year as a result of the reduction of stockholder debt.


BALANCE SHEET DATA AS OF FEBRUARY 28, 1999 AS COMPARED TO BALANCE SHEET DATA AS OF DECEMBER 31, 1999.



     As of February 28, 1999, the Company had cash and cash equivalents of $530,729 as compared to $191,927 as of December 31, 1999 and other assets of $12,913 as of February 28, 1999 as compared to $178,754 as of December 31, 1999. The decrease in cash and cash equivalents and the increase in other assets is primarily attributable to deposits made to purchase certain labeling equipment and certain prepaid costs incurred in connection with this offering.



     As of February 28, 1999, the Company had accounts receivable (less an allowance for doubtful accounts) of $227,038 as compared to $233,865 as of December 31, 1999. This increase in accounts receivable is the result of timing differences in the collection of outstanding bills.



     As of February 28, 1999, the Company had inventory of $332,609 as compared to $448,419 as of December 31, 1999. This increase is the result of a decision by the Company to carry higher inventory levels throughout the year in order to enable us to meet customer demands in a timely manner, as well as the seasonality of its sales.



     Property and Equipment increased from $76,514 as of February 28, 1999 to $176,824 as of December 31, 1999 as a result of an increase in the number of coolers that the Company purchased for use by customers during the ten months ended December 31, 1999.



     All other balance sheet items (other than accumulated deficit and accounts payable) remained relatively constant as of December 31, 1999 as compared to February 28, 1999. Accumulated deficit decreased as a result of the recognition of net income for the ten months ended December 31, 1999.



TEN MONTHS ENDED DECEMBER 31, 1999 COMPARED TO TEN MONTHS ENDED DECEMBER 31,
1998.



     Swiss Natural generated net income of $29,839 for the ten months ended December 31, 1999 as compared to a net loss of $180,244 for the ten months ended December 31, 1998. This increase is attributable to an increase in sales which was partially offset by an increase in expenses. Net sales for the ten months ended December 31, 1999 were $3,400,094 as compared to $2,523,628 for the ten months ended December 31, 1998, representing an approximately 35% increase. The increase in sales was primarily a result of an increase in the sale of the Company's Swiss Natural brands products of $660,756 representing a 147% increase, and, to a lesser extent, an increase in the sale of our private label beverages.



     Cost of sales as a percentage of sales was approximately 63% for the ten months ended December 31, 1999, as compared to 67% for the ten months ended December 31, 1998. Gross profit as a percentage of sales was approximately 37% for the ten months ended December 31, 1999, as compared to approximately 33% for the ten months ended December 31, 1998. The increase in gross profit reflects an increase in the overall selling price and volume of the Swiss Natural brand. Expenses for the ten months ended December 31, 1999 increased approximately 16% as compared to that of the ten months ended December 31, 1998, primarily as a result of an increase in promotional and marketing expenses and an increase in compensation paid to employees and consultants.


     Since our inception, we have experienced greater sales of our beverages in the spring and summer months and reduced sales of our beverages in the winter and fall months. We expect to continue to experience fluctuations in our revenues resulting from such seasonal variations in sales.

LIQUIDITY AND CAPITAL RESOURCES.

     At February 28, 1999, Swiss Natural had cash and cash equivalents of $530,729 as compared to $364,088 at February 28, 1998. The increase in cash and cash equivalents during the twelve month period ended February 28, 1999 is due to $545,532 of cash provided by financing activities which was partially offset by $340,154 of cash used in operating activities and, to a lesser extent, $38,737 of cash used in investing activity. Cash provided by financing activities during the twelve month period ended February 28, 1999 consisted of the proceeds from Swiss Natural's issuance of convertible subordinated debentures, less amounts utilized to pay debt placement fees and to retire certain indebtedness owed to two stockholders of Swiss Natural, one of whom is also a former director of Swiss Natural. Cash used in investing activities during the twelve month period ended February 28, 1999 consisted of payments made to purchase property and equipment.


     At December 31, 1999, Swiss Natural had cash and cash equivalents of $191,927 as compared to $134,941 at December 31, 1998. The decrease in cash and cash equivalents of $338,802 from February 28, 1999 is due to $114,935 of cash used in financing activities, $95,599 of cash used in operating activities, and $128,268 of cash used in investing activities. Cash used in financing activities during the ten month period ended December 31, 1999 consisted primarily of deferred offering costs of this offering and to a lesser extent, interest payments made on the note payable to stockholders of Swiss Natural. Cash used in investing activities during the ten month period ended December 31, 1999 consisted of payments made to purchase equipment. Swiss Natural invests its cash in a money market fund.


     Based upon its current operating plan, Swiss Natural anticipates that the net proceeds of this offering, together with cash generated from operations, will be sufficient to satisfy its future liquidity requirements for at least the next 12 months. However, the ability of Swiss Natural to meet future liquidity needs is directly related to its sales volume and the costs associated with the development and marketing of its products. It is anticipated that a portion of the proceeds of this offering will be used to purchase refrigeration equipment and vending equipment to be used by our customers to hold and display our products. It is anticipated that this will be an ongoing expense which will adversely affect Swiss Natural's cash flow. Furthermore, Swiss Natural may have the on-going expense of making interest payments to any holder of its convertible debentures who does not convert its debenture into shares of common stock. Since Swiss Natural does not currently have any outside sources of financing, such as a line of credit, all of these expenses will have to be paid for either out of the proceeds of this offering or cash generated from operations.

                                    BUSINESS
INDUSTRY OVERVIEW

     Our business competes in the alternative beverage category of the beverage industry.

     Alternative beverages consist of fruit juices, fruit drinks that are not 100% juice, sparkling and still water, ready-to-drink teas, sports drinks and natural soda. From 1992 to 1998, the alternative beverage market has experienced significant growth, with volumes approximately doubling, from 480 million cases to 1.10 billion cases, according to the Beverage Digest Fact Book. In 1998, the Beverage Digest Fact Book indicated that the volume of the alternative beverage market grew to approximately 1.28 billion cases. Nonetheless, alternative beverages currently remain only a small portion of the entire beverage market, which, in the opinion of management, provides significant opportunity for future growth.

     In general, the segments of the alternative beverage category in which Swiss Natural competes enjoyed strong growth in 1998. According to information published in the Beverage Digest Fact Book, the fruit juice and fruit juice drink segment grew from 450 million cases sold in 1997 to 515 million cases sold in 1998, and the ready to-drink tea segment grew from 310 million cases sold in 1997 to 355 million cases sold in 1998.

     The alternative age beverage category generally consists of products classified as "premium", more specialized goods, and to a lesser extent, "non-premium", lower-margin, generic or more mainstream products. Premium beverage products typically command higher prices and higher margins for the brand owner, the distributor and the retailer than other beverages because of the following:

     * Higher Quality Ingredients. Premium beverage ingredients are positioned to be higher quality and usually do not include preservatives.

     * Distribution. The primary distribution channels for premium beverages are convenience stores and other small retail outlets. These locations usually sell premium beverages in single refrigerated cold servings instead of at room temperature in larger containers.

     * Packaging and Marketing. Packaging is a key differentiation in the single-serve market and critical to building a premium image. Marketing premium beverages relies heavily on product innovation, unique advertising and availability.

     We market and distribute a variety of premium beverages, including fruit drinks, ready-to-drink teas and 100% juice products under our Swiss Natural brand name and under a private label program. Under the Swiss Natural brand, we market and distribute nine flavored beverages and two 100% juice products, including three diet beverages. Under our private label program, we sell six flavored beverages, including one diet beverage and two 100% juice products.

     Swiss Natural was incorporated under the laws of the State of Delaware in April 1993. We changed our name from Swiss Natural Foods, Inc. to Swiss Natural Brands, Inc. on October 1, 1999. Our principal office is located at 1031 Route 9W, Upper Grandview, New York 10960, and our telephone number at that location is (914) 358-1212.

OUR BUSINESS STRATEGY

     Our business strategy for our Swiss Natural label products and private label beverage business is to:

     * Continue to develop new products and innovative packaging: During 1998, we redeveloped our diet line of products, Diet Icy Tea With Lemon, Diet Icy Berry and Diet Icy Peach utilizing a new zero calorie sweetener. We intend to continue to introduce new products and flavors. We also intend to continue to develop proprietary and innovative packaging to attract consumers to the Swiss Natural brand.

     * Increase consumer awareness and brand imagery: We intend to develop innovative marketing and promotions to increase the visibility and image of our Swiss Natural brand.

     * Commence distribution via the Internet: We are in the process of developing a new system of marketing and distribution utilizing the Internet which we expect will increase direct sales to consumers and to retailers.

     * Expand our sales to private label clients: We plan to continue to expand our sales to private label clients for whom we develop specific private label beverage programs.

     * Expand and enhance distributor relationships: We intend to focus our sales force to continue to improve relationships with distributors. We intend to continue to assist our distributors in developing local marketing promotions.

     * Expand and improve distribution: We plan to continue to expand in existing and new geographic markets and channels of trade.

     * Expand and improve in-store distribution and marketing: We plan to increase the rate at which we place cold drink equipment in stores and other outlets.

     * Control production costs: We expect to continue to control production costs through favorable supply agreements for raw materials, flavors, and packaging. We also plan to introduce additional production initiatives to further reduce costs and improve freight management.

     * Minimize capital expenditures: We plan to continue to minimize capital expenditures through the use of third party manufacturers for production of our premium beverage products.

OUR BUSINESS

     We market and sell premium beverages under both our proprietary Swiss Natural trademark and private label brands. A significant portion of our business consists of sales of a variety of fruit and tea beverages, orange juice and apple juice under a private label beverage program developed by us for Sbarro Inc. We sell vitamin-fortified flavored fruit and tea beverages, a 100% orange juice product and a 100% apple juice product under our registered Swiss Natural trademark. One of our larger customers for our Swiss Natural brand products are Dunkin' Donuts franchisees. Our sales to the Dunkin' Donuts franchisees, as well as to Sbarro Inc., each represent at least 10% of our total overall revenues.

     Prior to March 1996, our revenues were derived solely from the sale of our Swiss Natural labeled beverages. At present we sell our beverages under a private label in almost all Sbarro franchise restaurants including many Sbarro restaurants located outside the United States. Our line of beverages is the only authorized bottled soft drink of its kind to be sold in the Sbarro restaurants. In January 1998, we renewed our agreement with Sbarro granting us a right of first refusal to be the exclusive supplier of Sbarro private label beverages for a three year period of time. We have agreed, as long as we are supplying beverages to Sbarro, to refrain from developing a private label program for any other company which sells pizza as its primary source of revenue.

     Sbarro is a major customer of ours and we depend significantly upon the sale of our beverages to Sbarro. At the request of Sbarro, we began production of two 100% juice products to be supplied to Sbarro under the private label program. We have been advised that the two 100% juice products supplied by Swiss Natural have replaced all other juices currently being sold by the Sbarro franchise restaurants and are the only authorized 100% juice products sold by such franchise restaurants.

     In February 1998, we began to supply our juice and other beverage products on a trial basis to approximately 22 Dunkin' Donut franchisees which are supplied from one Dunkin' Donut regional distribution center. On March 29, 1999 we executed a three year agreement with a Dunkin' Donuts regional distribution center which designates our Swiss Natural label beverages as authorized beverages for the region, which includes approximately 900 Dunkin' Donuts franchisees. We currently supply approximately 200 Dunkin' Donuts franchisees with our Swiss Natural label beverages. The Dunkin' Donut franchisees, however, may purchase bottled beverage products from any supplier that they choose. Our revenues have increased as a result of the sales of our beverages to the Dunkin' Donut franchisees.

     We entered into an agency agreement with Bentonville Associates Ventures LLC effective May 5, 1998 whereby Bentonville agreed to act as the exclusive marketing representative for us with regard to certain specified accounts which include Walmart Stores and Sams Clubs stores, and a nonexclusive agent for other accounts, all for a commission based upon a percentage of sales generated by Bentonville. This agreement is cancellable by Bentonville upon 90 days notice.

     We also utilize multiple independent distributors to sell our Swiss Natural label beverages. These distributors sell Swiss Natural beverages to food service accounts, convenience stores, delicatessens, pizza restaurants, golf courses, hotels, schools, cafeterias, fitness clubs and a variety of other outlets which sell beverages. In March 1997, we executed a letter of understanding with Ritter/Sysco Food Services, Inc., a division of Sysco, a national food service distributor for distribution of our beverages to food service customers receiving our beverages within a 100 mile radius of Columbus Circle, New York, New York.

     During the fiscal year ended February 28, 1999, our Swiss Natural brand sales totaled $628,194 compared to $390,052 for the prior fiscal year. This represents an increase of approximately 61%. Sales of our Swiss Natural brands carry a significantly higher gross profit percentage than our private label products. Gross profit percentage on Swiss Natural brand sales range by accounts from approximately 33% to 56%. Swiss Natural private label sales totaled $2,433,392 for the fiscal year ended February 28, 1999 compared to $1,979,547 for the prior fiscal year. This represents an increase of approximately 23%. Gross profit percentage on Swiss Natural private labels ranges from approximately 28% to 31%.

     During the fiscal year ended February 28, 1998, the five largest distributors of Swiss Natural label beverages purchased approximately 85% of the case sales of our Swiss Natural label beverages (approximately 11% of the case sales of all of our beverages including our private label beverages), each purchasing in excess of approximately 7% of the case sales of Swiss Natural label beverages, with none of the distributors accounting for more than approximately 31% of our sales of Swiss Natural label beverages. During the fiscal year ended February 28, 1999, the five largest distributors of Swiss Natural label beverages purchased approximately 76% of the case sales of our Swiss Natural label beverages (approximately 14% of the case sales of all of our beverages including our private label beverages), each purchasing in excess of approximately 9% of the case sales of Swiss Natural label beverages. No one distributor accounted for more than approximately 30% of our sales of Swiss Natural label beverages sold in such fiscal year.


     Swiss Natural has initiated the development of an e-commerce plan which we expect will increase direct distribution to customers and retailers utilizing the Internet and a company website. In connection with our Internet distribution initiative, we are developing new packaging concepts for our products which we believe will help to promote our sales over the Internet. We have purchased several web-site names, are interviewing web-site developers and estimate that the site will be operational in 2000.


OUR PRODUCTS

     We currently sell nine (9) naturally flavored beverages under the trademarks Swiss Natural Icy Berry, Swiss Natural Diet Icy Berry, Swiss Natural Icy Citrus, Swiss Natural Icy Melonade, Swiss Natural Lemon Icy Tea, Swiss Natural Diet Icy Tea With Lemon, Swiss Natural Raspberry Icy Tea, Swiss Natural Peach Icy Tea and Swiss Natural Diet Peach Icy Tea. In addition, Swiss Natural sells a 100% orange juice product and a 100% apple juice product under the Swiss Natural label. The Swiss Natural Diet Icy Berry, Diet Peach Icy Tea and Diet Icy Tea With Lemon were introduced to attract customers who are calorie conscious. We also sell six naturally flavored beverages, a 100% orange juice product and a 100% apple juice product under our private label program. All of our beverages are made utilizing natural flavors and juices and none contain preservatives or artificial colors. In addition, the beverages sold under the Swiss Natural label are fortified with our "Ultrapeak(R) " vitamin formula, a specific combination of vitamins. Our beverages have a shelf life of approximately nine (9) months and typically are sold to consumers within sixty to ninety days of their production.

RAW MATERIALS

     We procure our bottles, water, juice products, apple and orange juice concentrates, high fructose corn syrup, citric acid, our vitamin formulation and other designated ingredients used in our proprietary beverages from various suppliers which then supply our independent bottling company. Each of these ingredients is readily available from several alternative suppliers.

     We purchase our proprietary flavor bases from an independent flavor supplier. We are the sole owner of the service formulae used in connection with the production and manufacture of our beverages. If for any reason our flavor supplier were to cease to supply the flavor bases used in our proprietary service formula to us, we believe we would be able to secure an alternate source of supply.

PRODUCTION

     All of our Swiss Natural label and private label beverages are currently manufactured and bottled by an independent bottling company. We have recently reached a multi-year production agreement with our current bottling facility. In accordance with our arrangement with our current bottling facility, they are to provide basic raw materials for our beverages such as water, while we provide a flavor base, together with our Ultrapeak(R) vitamin formula. Our finished product is then manufactured in accordance with our specifications in distinctive glass bottles supplied by us utilizing our specified labels on such bottles. We purchase our labels from an independent label manufacturer. We place orders for finished goods with the bottler on a monthly basis based upon our best estimates of our future needs prior to our receipt of orders from distributors. We monitor the production of our beverages to assure adherence to production procedures and quality standards. In addition, some of our suppliers have entered into confidentiality agreements to protect our trade secrets. We have not experienced any significant returns or incidents of product spoilage which we believe is due to the nature of our customers and their ability to move product quickly.

     In March 1998, we entered into an arrangement with an independent storage company for the storage of all of our finished goods inventory. Pursuant to the terms of such arrangement, our storage company, which operates its own trucking company, transports our finished goods from the bottling facility to its own storage facility at a fixed charge per case. In addition, our storage company has agreed to transport our finished goods from the storage facility to our customers for an additional fee. Inasmuch as neither we nor a majority of our customers own or operate any trucking companies, we utilize our storage company's trucking services for a majority of our customers.

     All of our tea and fruit beverages, including both the Swiss Natural and the private label beverages, are currently sold in our proprietary 16 ounce and 12 ounce, single serve, wide-mouth glass container, which has a distinctive and unique shape designed to stimulate consumer interest and create brand recognition. We use a private mold for the production of such glass containers and we purchase these containers from the Canadian office of an independent third party glass manufacturer, which has production facilities located in Canada as well as in the United States. The glass manufacturer does not have a written supply agreement with us. We are researching and developing the use of other packaging containers, such as plastic containers and aluminum cans, to expand the distribution of our brand. We plan to use the new types of packaging in additional distribution channels including electronic commerce.

TRADEMARKS AND COPYRIGHTS

     We have obtained registered trademarks to protect the name "Swiss Natural(R)" and the slogan "Reach For The Peak(R)" used in selling our beverages. We have also obtained registered trademarks for the marks "Swiss Natural Icy Berry(R)", "Swiss Natural Icy Citrus(R)", "Swiss Natural Icy Melonade(R)", "Swiss Natural Icy Coffee(R)" and for "Swiss Natural Icy Tea(R)", and "Ultra Peak(R)", the name of our vitamin formula. We use a private mold for the production of our proprietary glass container. As to our beverage formulations, we rely on the unpatented know-how of our Chief Executive Officer and the confidentiality agreements with our flavor manufacturer, our bottling company and our employees.

COMPETITION

     Competition in the beverage industry is intense. We face competition from other beverage companies providing similar products such as Snapple, Fruitopia, Ocean Spray, Arizona and Mistic and various other lesser known brands. We also face competition from other beverage companies providing other beverages. Many of our competitors, including the dominant brands named above, are better established and have greater financial resources than us. We believe that the quality of our beverages, distribution strategy, private label business, competitive prices and profit margins will enable us to compete with these companies.

SALES AND MARKETING STRATEGY

     Our marketing strategy is to create a consumer awareness of our brand in our targeted markets as well as to increase our client base of private label customers. The core marketing campaign theme of our Swiss Natural label beverages has been and will be centered around our "Reach For The Peak(R)" registered trademark. We also emphasize the fact that our products provide great taste with enhanced nutritional benefits and utilize no artificial coloring or preservatives. We also promote the fact that our products contain natural ingredients.

     To date, we have focused our marketing efforts mainly in the New York metropolitan area. Following the consummation of this offering, we intend to market our Swiss Natural label beverages in other regions of the United States such as the Northeast, the Southeast, the Mid-Atlantic and the West Coast and to increase our sales to private label customers.

     Our sales strategy has been to provide a superior product at an advantageous profit margin for both the distributor and retailer. This strategy enables us to secure a degree of market acceptance and distribution capability generating repeat sales with minimal expense for advertising. In addition, we have offered, from time to time, sales allowances and/or discounts to distributors based upon their performance. Our sales strategy has not included the use of consignment sales. In order to increase our sales volume, we intend to expend additional capital for an expanded sales force and enhanced promotional material.

GOVERNMENT REGULATION

     The production and sale of our beverages are subject to the rules and regulations of various federal, state and local food and health agencies, including the U.S. Food and Drug Administration. The FDA also regulates the labeling of containers including, without limitation, statements concerning product ingredients.

     We are also subject to various federal, state and local environmental laws and regulations that limit the discharge, storage, handling and disposal of a variety of substances and by laws and regulations relating to workplace safety and worker health, principally the Occupational Safety and Health Administration Act, as well as similar state laws and regulations. We believe that we comply in all material respects with these laws or regulations, although we cannot assure that future compliance with such laws or regulations will not have a material adverse effect on our results of operations or financial condition. We did not incur any significant costs in the fiscal year ended February 28, 1999 to comply with environmental laws.

EMPLOYEES AND CONSULTANTS

     Our chief executive officer and chief financial officer are also directors and stockholders of Swiss Natural. We presently employ four other people at our executive offices on a full time basis, none of whom has a written employment agreement with us. Two of the other employees are engaged in sales and marketing, one employee is a certified public accountant who performs accounting services and the fourth is a bookkeeper/secretary. Our chief executive officer devotes his full business time to the business of Swiss Natural, and our chief financial officer devotes a majority of his business time to the business of Swiss Natural. The chief financial officer of Swiss Natural, an attorney and certified public accountant, is engaged in the practice of law. In addition, from time to time we engage sales consultants to assist us in expanding the sales and distribution of our products.

     We do not currently have any contingent forms of compensation for our officers and directors, including any pension, retirement, stock appreciation, or other compensation plan other than our 1999 Stock Option Plan. However, Swiss Natural anticipates that it will institute such other forms of compensation in the future.

     We have never had a work stoppage and our employees are not represented by any collective bargaining unit. We consider our relations with our employees to be good. Our future success will depend, in part, on our ability to continue to attract, integrate, retain and motivate highly qualified sales and managerial personnel for whom competition is intense.

SLOTTING FEES

     For us to achieve placement of our products in certain supermarket chains and individual supermarket stores, it may sometimes be necessary for us to purchase shelf space by paying slotting fees. Typically, supermarket chains and prominent local supermarkets impose these charges as a one time payment before the products are permitted in the store or chain. Slotting fees are less frequently imposed by other types of retail outlets such as individual convenience stores and delicatessens. The fees are negotiated on an individual basis.

MARKETING AND PROMOTION

     We intend to position Swiss Natural as a brand name synonymous with products of superior quality and nutritional benefit with great taste. To date, we have used a limited amount of point of sale promotion material, and we previously utilized some radio advertisements.

     We believe that increased marketing expenditures may be necessary in order to increase sales volume. During the current fiscal year, marketing expense is budgeted at approximately three percent (3%) of Swiss Natural label beverage net sales. On an ongoing basis we anticipate our marketing budget to be approximately six percent (6%) to eight percent (8%) percent of the Swiss Natural label beverage net sales. In addition, we anticipate a continuation of our discount policy to distributors, which may result in higher promotional expenses.

LEGAL PROCEEDINGS


     The Company is not a party to any legal proceeding. However, from time to time we may be subject to legal proceedings and claims in the ordinary course of business. Such claims, even if not meritorious, could result in the expenditure by us of significant financial and managerial resources.


FACILITIES

     Our executive and administrative office is located in approximately 1,250 square feet of office space located at 1031 Route 9W, Upper Grandview, New York. Swiss Natural does not pay rent for the use of this office space. The office space is owned by Dr. Ralph M. Ferrante, our Chairman and Chief Executive Officer. Swiss Natural is currently seeking new office space to occupy as a primary site of executive operations and it anticipates moving its corporate headquarters to the State of New Jersey. Swiss Natural has no other office facilities.

                                   MANAGEMENT
DIRECTORS AND EXECUTIVE OFFICERS

     Set forth below is certain information regarding the directors and executive officers of Swiss Natural.

                  NAME                      AGE                      POSITION
-----------------------------------------   ---    --------------------------------------------
Dr. Ralph M. Ferrante....................   45     Chief Executive Officer, Chairman of the
                                                     Board and Secretary
Herbert M. Paul..........................   64     Chief Financial Officer, President,
                                                     Assistant Secretary and Director
James P. McCann..........................   41     Director
Kenneth D. Greenblatt....................   53     Director -- Nominee
Donald L. Antle..........................   60     Director -- Nominee

     DR. RALPH M. FERRANTE has been the Chief Executive Officer, Chairman of the Board of Directors and Secretary of Swiss Natural since 1993. From 1982 to 1992, he was the Executive Vice President of Ferrante Enterprises, Inc., a real estate development company which he co-founded. From 1981 to 1985, he was a practicing chiropractor at the Rockland Health Center. Dr. Ferrante has a Doctor of Chiropractic degree from New York Chiropractic College and a BBA degree from Pace University.

     HERBERT M. PAUL is a certified public accountant and an attorney and has been the Chief Financial Officer, President, Assistant Secretary and a Director of Swiss Natural since 1993. Since 1981, Mr. Paul has been the managing partner of Herbert Paul, P.C., a law firm specializing in business and tax matters. Prior to 1981, he was a senior partner at Touche Ross & Co., an international accounting firm which was the predecessor to Deloitte & Touche. Mr. Paul has been a trustee and a professor at New York University as well as a member of various professional committees. Mr. Paul has an MBA degree from the New York University Graduate School of Business, an LLM degree from the New York University Graduate School of Law, a JD degree from Harvard Law School and a BBA degree from Baruch College. Mr. Paul is listed in Who's Who in Finance & Industry, Who's Who in American Law and Who's Who in America.

     JAMES P. MCCANN is a First Vice President at Prudential Securities. He had been a First Vice President at Paine Webber since 1994, where he was directly responsible for the management of in excess of $240 million of funds. Mr. McCann's responsibilities include fixed income management and equity investments for clients. Mr. McCann was employed by Paine Webber in 1981 when he graduated from Manhattan College with a B.B.A. degree. Mr. McCann has been a director of Swiss Natural since March 1, 1999.

     KENNETH D. GREENBLATT was employed from 1968 to 1981 at Gilbert Frank Corporation, a privately held textile company where he became President in 1976. In 1981 Gilbert Frank Corporation was purchased by Guilford Mills Incorporated, a public company where Mr. Greenblatt served as Chairman of the Gilbert Frank division until 1987. In 1987 Mr. Greenblatt founded Waverly Converting Inc. a textile company which was purchased by Missbrenner, Inc. where Mr. Greenblatt served as President until 1997. From 1997 to the present, Mr. Greenblatt has been Chairman of the Board of Kenneth John Productions, a Broadway production company which has produced 17 shows winning 23 Tony awards since 1981. Mr. Greenblatt has a BBA degree in Finance from the University of Miami. Mr. Greenblatt is a member of the Presidents Council of the University of Miami, and serves on the Board of Directors of the Helen Hayes Theater.

     DONALD L. ANTLE has since 1987 been founder and President of Antle Enterprises a private beverage industry consulting firm specializing in company sales, mergers and acquisitions, corporate financing, industry expert witness, and new product introductions. Mr. Antle began his beverage career in 1958 with the Seven-Up Bottling Company in Colorado. In 1962 he joined the Dr Pepper Company as a zone manager, in 1964 he became Division manager, and then in 1973 became Vice President of Franchise at the Dr. Pepper Company. In 1982 Mr. Antle became President of Premier Beverages, which marketed the Welch's soft drink brand. Mr. Antle has a BBA degree from the University of Colorado.

     Directors are elected by the stockholders to hold office for a designated period not to exceed one year. Officers and consultants serve at the discretion of the Board.

BOARD OF DIRECTORS

     Directors are elected at the annual meeting of Swiss Natural's stockholders to hold office until the next annual meeting and until their successors are elected and qualified. Officers serve at the discretion of the Board. Directors may receive such compensation for their services as is fixed from time to time by resolution of the Board.

DIRECTOR'S COMPENSATION

     Directors of Swiss Natural currently receive no compensation for their service as such. We anticipate granting no more than an aggregate of 20,000 options to purchase shares of common stock at the initial public offering price to our outside directors as compensation for their services as directors. We do reimburse directors for their reasonable expenses incurred in attending meetings of the Board of Directors.

COMPENSATION OF OFFICERS AND KEY EMPLOYEES

     Each of Swiss Natural's officers has agreed to forego payment for all services performed by them on behalf of Swiss Natural during the period from Swiss Natural's inception until February 28, 1995 pursuant to agreements between Swiss Natural and each of its officers. However, such officers, as well as two employees of Swiss Natural, one of whom is no longer with Swiss Natural, were owed money for services performed for Swiss Natural during the fiscal year ended February 29, 1996 and a portion of the fiscal year ended February 28, 1997. In February, 1998, Dr. Ferrante, Mr. Paul and Mr. Brescio canceled all indebtedness owed to them by Swiss Natural, including all indebtedness for compensation owed to them by Swiss Natural, in exchange for shares of common stock. At that time, Swiss Natural owed $601,737, $152,819 and $93,419 to Dr. Ferrante, Mr. Paul and Mr. Brescio, respectively. Accordingly, in exchange for the cancellation of indebtedness, Swiss Natural issued 353,653, 89,815 and 54,904 additional shares of its common stock to Dr. Ferrante, Mr. Paul and Mr. Brescio, respectively. At present, the only indebtedness of Swiss Natural remaining for accrued and unpaid compensation is to a former employee and stockholder of Swiss Natural in the amount of $101,092.

     We have entered into an employment agreement with Dr. Ralph M. Ferrante pursuant to which Dr. Ferrante has agreed to continue to serve as the chief executive officer of Swiss Natural until February 28, 2002. Dr. Ferrante's employment agreement provides that for the year ended February 29, 2000 he will receive a base salary of $168,000 per annum, a $13,000 payment for medical insurance, a $10,000 payment for life insurance and a $7,200 car allowance; and that for each of the fiscal years ended February 28, 2001 and February 28, 2002 he will receive a ten percent increase from the previous year's base salary, a $13,000 payment for medical insurance, a $12,000 payment for life insurance and a car allowance of $9,600.

     Herbert Paul has agreed to continue to serve as president and chief financial officer of Swiss Natural. We have also entered into a consulting agreement with Mr. Paul until February 28, 2002. Mr. Paul's consulting agreement provides that for the year ended February 29, 2000 he will receive consulting fees of $99,750 per annum, a $4,750 allocation for medical insurance and a $4,750 allocation for life insurance; and that for each of the fiscal years ended February 28, 2001 and February 28, 2002 he will receive a ten percent increase from the previous year's consulting fees and a continuation of the allocations for medical and life insurances.

SUMMARY OF COMPENSATION

     The following Summary Compensation Table sets forth information concerning compensation earned in the three fiscal years ended February 28, 1997, 1998 and 1999, by Swiss Natural's Chief Executive Officer and its President (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                   LONG-TERM COMPENSATION
                                                                       -----------------------------------------------
                                                                                AWARDS
                                      ANNUAL COMPENSATION              ------------------------         PAYOUTS
                          -------------------------------------------  RESTRICTED  SECURITIES    ---------------------
        NAME AND          FISCAL YEAR                    OTHER ANNUAL  STOCK       UNDERLYING    LTIP     ALL OTHER
        PRINCIPAL          ENDED       SALARY    BONUS   COMPENSATION  AWARD(S)    OPTIONS/SARS  PAYOUTS  COMPENSATION
        POSITION          FEBRUARY 28    ($)      ($)       ($)         ($)          (#)         ($)        ($)
------------------------- -----------  -------  -------  ------------  ----------  ------------  -------  ------------
Dr. Ralph Ferrante.......     1999     160,000    --         7,200       --          --           --        --
Chairman of the               1998     140,000    --         7,200       --          --           --        --
  Board and Chief             1997     132,000    --        --           --          --           --        --
  Executive Officer
Herbert Paul.............     1999       --       --        99,750       --          --           --        --
  President and Chief         1998       --       --        87,083       --          --           --        --
  Financial Officer           1997       --       --        79,000       --          --           --        --

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

     As permitted pursuant to the corporate law of the State of Delaware, Swiss Natural's state of incorporation, the Certificate of Incorporation requires that Swiss Natural indemnify its directors and officers against certain liabilities and expenses incurred in their service in such capacities to the fullest extent permitted by applicable law. These provisions would provide indemnification for liabilities arising under the federal securities laws to the extent that such indemnification is found to be enforceable under, and to be in accordance with applicable law. Additionally, Swiss Natural has entered into an indemnity agreement with each director and officer which generally provides that they are indemnified with respect to actions taken in good faith. Furthermore, the personal liability of the directors is limited as provided in Swiss Natural's Certificate of Incorporation.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Swiss Natural pursuant to the foregoing provisions, or otherwise, Swiss Natural has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore unenforceable.

                      SWISS NATURAL 1999 STOCK OPTION PLAN

     The Swiss Natural 1999 Stock Option Plan was ratified and approved by the Board of Directors of Swiss Natural as of June 30, 1999. The 1999 Stock Option Plan is intended to promote the long term financial interests and growth of Swiss Natural by providing employees, officers, directors, and consultants of Swiss Natural with appropriate incentives and rewards to enter into and continue in the employ of, or their relationship with, Swiss Natural and to acquire a proprietary interest in the long-term success of Swiss Natural; and to reward the performance of individual officers, other employees, consultants and directors in fulfilling their responsibilities for long-range achievements.

GENERAL

     The 1999 Stock Option Plan provides for the granting of awards to such officers, other employees, consultants and directors of Swiss Natural and its affiliates as the Board of Directors may select from time to time. A total of 500,000 shares of common stock has been reserved for issuance under the 1999 Stock Option Plan.

     If any shares subject to an award are forfeited, canceled, exchanged or surrendered or if an award otherwise terminates or expires without a distribution of shares to the holder of such award, the shares of common stock with respect to such award will, to the extent of any such forfeiture, cancellation, exchange, surrender, termination or expiration, again be available for the awards under the 1999 Stock Option Plan.

     In the event that the compensation committee determines that any dividend or other distribution (whether in the form of cash, common stock, or other property), recapitalization, stock split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event, affects the common stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of holders of awards under 1999 Stock Option Plan, then the compensation committee will make such equitable changes or adjustments as it deems necessary or appropriate to any or all of (i) the number and kind of shares of common stock or other property (including cash) that may thereafter be issued in connection with awards, (ii) the number and kind of shares of common stock or other property (including cash) issued or issuable in respect of outstanding awards and (iii) the exercise price, grant price, or purchase price relating to any award; provided that, with respect to incentive stock options, such adjustment shall be made in accordance with Section 424(h) of the Code.

ADMINISTRATION

     The 1999 Stock Option Plan will be administered by the compensation committee. The compensation committee has the authority in its sole discretion, subject to and not inconsistent with the express provisions of the 1999 Stock Option Plan, to administer the 1999 Stock Option Plan and to exercise all the powers and authorities either specifically granted to it under, or necessary or advisable in the administration of, the 1999 Stock Option Plan, including, without limitation, the authority to grant awards; to determine the persons to whom and the time or times at which awards shall be granted; to determine the type and number of awards to be granted, the number of shares of common stock to which an award may relate and the terms, conditions, restrictions and performance goals relating to any award; to determine whether, to what extent, and under what circumstances an award may be settled, canceled, forfeited, exchanged, or surrendered; to make adjustments in the performance goals in recognition of unusual or non-recurring events affecting Swiss Natural or the financial statements of Swiss Natural (to the extent not inconsistent with Section 162(m) of the Code, if applicable), or in response to changes in applicable laws, regulations, or accounting principles; to construe and interpret the 1999 Stock Option Plan and any award; to prescribe, amend and rescind rules and regulations relating to the 1999 Stock Option Plan; to determine the terms and provisions of agreements evidencing awards; and to make all other determinations deemed necessary or advisable for the administration of the 1999 Stock Option Plan.

AWARDS UNDER THE 1999 STOCK OPTION PLAN

     No options have been granted under the 1999 Stock Option Plan. Unless otherwise determined by the compensation committee, options granted pursuant to the 1999 Stock Option Plan will become exercisable ratably over three years commencing on the first anniversary of the date of grant, but in no event may an option be exercised more than 10 years following the date of its grant. The purchase price per share payable upon the exercise of an option will be established by the compensation committee; provided, however, that incentive stock options may not have an exercise price less than the fair market value of a share of common stock on the date of the grant. In addition, Swiss Natural has agreed that if any options are granted prior to the closing of this offering or within 90 days after the closing, the exercise price of the options will be no less than $5.25 per share. The option exercise price is payable by any one of the following methods or a combination thereof:

     * in cash or by personal check, certified check, bank cashier's check or wire transfer;

     * in shares of common stock owned by the participant for at least six months prior to the date of exercise and valued at their fair market value on the effective date of such exercise; or

     * by such other method as the compensation committee may from time to time authorize.

     The compensation committee also has the authority to specify, at the time of grant or, with respect to options that are not intended to qualify as incentive stock options ("non-qualified stock options"), at or after the time of grant, that a participant shall be granted a new non-qualified stock option (a "reload option") for a number of shares of common stock equal to the number of shares of common stock surrendered by the participant upon exercise of all or a part of an option in the manner described above, subject to the availability of common stock under the 1999 Stock Option Plan at the time of such exercise; provided, however, that no reload option shall be granted to a non-employee director. Reload options shall be subject to such conditions as may be specified by the compensation committee in its discretion, subject to the terms of the 1999 Stock Option Plan.

EMPLOYMENT ARRANGEMENTS

     Ferrante Employment Agreement. We have entered into an employment agreement with Dr. Ralph M. Ferrante pursuant to which Dr. Ferrante has agreed to continue to serve as the chief executive officer of Swiss Natural until February 28, 2002. Dr. Ferrante's employment agreement provides that for the year ended February 29, 2000 he will receive a base salary of $168,000 per annum, a $13,000 payment for medical insurance, a $10,000 payment for life insurance and a $7,200 car allowance; and that for each of the fiscal years ended February 28, 2001 and February 28, 2002 he will receive a ten percent increase from the previous year's base salary, a $13,000 payment for medical insurance, a $12,000 payment for life insurance and a car allowance of $9,600.

     Paul Consulting Agreement. Herbert Paul has agreed to continue to serve as president and chief financial officer of Swiss Natural. We have also entered into a consulting agreement with Mr. Paul until February 28, 2002. Mr. Paul's consulting agreement provides that for the year ended February 29, 2000 he will receive consulting fees of $99,750 per annum, a $4,750 allocation for medical insurance and a $4,750 allocation for life insurance; and that for each of the fiscal years ended February 28, 2001 and February 28, 2002 he will receive a ten percent increase from the previous year's consulting fees and a continuation of the allocation for medical and life insurances.

                              CERTAIN TRANSACTIONS

     Swiss Natural utilizes approximately 1,250 square feet of office space for its corporate headquarters in a facility owned by Dr. Ferrante, Swiss Natural's Chairman of the Board, Chief Executive Officer and principal stockholder. Swiss Natural does not pay rent for the use of its corporate headquarters. Swiss Natural does not have any written agreement with respect to such arrangement.

     As of February 1, 1999, Swiss Natural owed an aggregate amount of $455,527 to A. Donald and Carolyn B. McCulloch, Jr. for loans made by them to Swiss Natural in order to fund Swiss Natural's operations. Mr. McCulloch is a former director and stockholder of Swiss Natural. In February 1999, Swiss Natural paid the McCullochs $75,000 out of the proceeds received by Swiss Natural from its private placement of convertible debentures. In addition, two employees of Swiss Natural paid the McCullochs $95,000 in exchange for the transfer to such employees of 49,341 shares of common stock of Swiss Natural owned by the McCullochs. The McCullochs also forgave $95,000 due to them by Swiss Natural and released Swiss Natural from certain negative covenants.


     The aggregate indebtedness of Swiss Natural to the McCullochs as of December 31, 1999 is $326,530, inclusive of accrued interest. The indebtedness is evidenced by two promissory notes, one in the principal amount of $152,500, which bears interest at a rate of 12% per annum, and represents the outstanding principal amount of the original obligation, plus accrued interest of $4,575 and the other in the amount of $169,455 which represents accrued interest on the original promissory note and is non-interest bearing. Both promissory notes to the McCullochs mature on the earlier to occur of:



     *  December 31, 2000;

     * ten days after the receipt by Swiss Natural of the proceeds of an initial public offering; or


     *  the sale of all or substantially all of the assets of Swiss Natural.

     Swiss Natural will use a portion of the proceeds of this offering to repay such amount plus all accrued interest thereon.

OTHER TRANSACTIONS

     Dr. Ferrante was previously owed an aggregate of $180,888 by Swiss Natural for compensation due to him on account of services performed for Swiss Natural. As of February 28, 1998 Dr. Ferrante exchanged this indebtedness owed to him by Swiss Natural for 106,311 newly issued shares of common stock.

     Dr. Ferrante was previously owed an aggregate of $420,849 by Swiss Natural for loans made by him to fund the operations of Swiss Natural. As of February 28, 1998 Dr. Ferrante exchanged this indebtedness owed to him by Swiss Natural for 247,342 newly issued shares of common stock.

     Mr. Paul was previously owed an aggregate of $102,599 by Swiss Natural for compensation due to him on account of services performed for Swiss Natural. As of February 28, 1998 Mr. Paul exchanged this indebtedness owed to him by Swiss Natural for 60,299 newly issued shares of common stock.

     Mr. Paul was previously owed an aggregate of $50,220 by Swiss Natural for loans made by him to fund the operations of Swiss Natural. As of February 28, 1998 Mr. Paul exchanged this indebtedness owed to him by Swiss Natural for 29,516 newly issued shares of common stock.

     Mr. Brescio was previously owed an aggregate of $93,419 by Swiss Natural for compensation due to him on account of services performed for Swiss Natural as an employee. As of February 28, 1998 Mr. Brescio exchanged this indebtedness owed to him by Swiss Natural for 54,904 newly issued shares of common stock.

     Effective June 30, 1999, Messrs. Ferrante, Paul and Brescio exchanged 1,206,000 shares of common stock of Swiss Natural owned by them for 1,206,000 shares of Series A Preferred Stock. See "Description of Capital Stock -Preferred Stock" for a more detailed description of the terms of such preferred stock.

OUR POLICY

     Swiss Natural believes that each of the foregoing transactions has been on terms no less favorable to us than those that could have been obtained from unaffiliated parties. It is our intent that, in the future, transactions with affiliated parties will be approved by a majority of our disinterested directors or otherwise as permitted by applicable law. Any such future transactions are expected to be on terms no less favorable to us than could be obtained from unaffiliated parties.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth information known to Swiss Natural with respect to beneficial ownership of Swiss Natural's common stock as of the date of this prospectus by
     * each stockholder known by Swiss Natural to be the beneficial owner of more than 5% of Swiss Natural's common stock;
     *  each director of Swiss Natural;
     *  the Named Executive Officers; and
     *  all executive officers and directors as a group.

     Except as otherwise indicated, Swiss Natural believes that the beneficial owners of common stock listed below, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable. Swiss Natural assumes that the underwriter's over-allotment option will not be exercised. In event the underwriter's over-allotment option is exercised, Messrs. Ferrante, Paul and Brescio will hold 745,448 shares, 145,768 shares and 101,020 shares, respectively, after the offering, which in percentage terms is equal to 19.4%, 3.8% and 2.6%, respectively, of the then outstanding shares. The table does not give effect to 111,667 shares of common stock purchasable by Mr. Rolls upon the exercise of warrants or the
20,000 shares of common stock issuable upon the conversion of the convertible debentures held by
Mr. McCann.

                                                    SHARES BENEFICIALLY
                                                       OWNED PRIOR TO           SHARES BENEFICIALLY
                                                          OFFERING              OWNED AFTER OFFERING
                NAME AND ADDRESS                   ----------------------      ----------------------
              OF BENEFICIAL OWNER                   NUMBER        PERCENT       NUMBER        PERCENT
------------------------------------------------   ---------      -------      ---------      -------

Ralph M. Ferrante...............................     878,573       33.9%         878,573       22.9%
c/o Swiss Natural Brands, Inc.
1031 Route 9W
Upper Grandview, NY 10960

Herbert M. Paul.................................     179,518        6.9%         179,518        4.7%
c/o Swiss Natural Brands, Inc.
1031 Route 9W
Upper Grandview, NY 10960

A. Donald & Carolyn B. McCulloch, Jr............     345,825       13.3%         345,825        9.0%
c/o Swiss Natural Brands, Inc.
1031 Route 9W
Upper Grandview, NY 10960

Ernest Rolls....................................     223,334        8.6%         223,334        5.8%
c/o Swiss Natural Brands, Inc.
1031 Route 9W
Upper Grandview, NY 10960

Ronald Brescio..................................     121,645        4.7%         121,645        3.1%
c/o Swiss Natural Brands, Inc.
1031 Route 9W
Upper Grandview, NY 10960

James P. McCann.................................           0          0%               0          0%
c/o Swiss Natural Brands, Inc.
1031 Route 9W
Upper Grandview, NY 10960

Mario V. Ferrante...............................     184,411        7.1%         184,411        4.8%
c/o Swiss Natural Brands, Inc.
1031 Route 9W
Upper Grandview, NY 10960

                                                    SHARES BENEFICIALLY
                                                       OWNED PRIOR TO           SHARES BENEFICIALLY
                                                          OFFERING              OWNED AFTER OFFERING
                NAME AND ADDRESS                   ----------------------      ----------------------
              OF BENEFICIAL OWNER                   NUMBER        PERCENT       NUMBER        PERCENT
------------------------------------------------   ---------      -------      ---------      -------
All directors and executive officers as a group
  (3 persons)...................................   1,058,091       40.8%       1,058,091       27.6%

     The following table sets forth information known to Swiss Natural with respect to beneficial ownership of Swiss Natural's Series A Preferred Stock as of the date of this prospectus by
     * each stockholder known by Swiss Natural to be the beneficial owner of more than 5% of Swiss Natural's Series A Preferred Stock;
     *  each director of Swiss Natural;
     *  the Named Executive Officers; and
     *  all executive officers and directors as a group.

     Except as otherwise indicated, Swiss Natural believes that the beneficial owners of Series A Preferred Stock listed below, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable.

                                                    SHARES BENEFICIALLY
                                                       OWNED PRIOR TO           SHARES BENEFICIALLY
                                                          OFFERING              OWNED AFTER OFFERING
                NAME AND ADDRESS                   ----------------------      ----------------------
              OF BENEFICIAL OWNER                   NUMBER        PERCENT       NUMBER        PERCENT
------------------------------------------------   ---------      -------      ---------      -------
Ralph M. Ferrante...............................     849,867       70.5%         849,867       70.5%
c/o Swiss Natural Brands, Inc.
1031 Route 9W
Upper Grandview, NY 10960

Herbert M. Paul.................................     238,463       19.8%         238,463       19.8%
c/o Swiss Natural Brands, Inc.
1031 Route 9W
Upper Grandview, NY 10960

Ronald Brescio..................................     117,670        9.7%         117,670        9.7%
c/o Swiss Natural Brands, Inc.
1031 Route 9W
Upper Grandview, NY 10960

All directors and executive officers as a group
  (2 persons)...................................   1,088,330       90.3%       1,088,330       90.3%

                          DESCRIPTION OF CAPITAL STOCK
GENERAL

     The authorized common stock of Swiss Natural consists of 20,000,000 shares, par value $.01 per share. The authorized preferred stock of Swiss Natural consists of 3,000,000 shares, par value $.01 per share. The 2,591,708 currently outstanding shares of Swiss Natural common stock are owned by approximately 70 holders of record. Upon consummation of this offering, 3,841,708 shares of common stock will be issued and outstanding. An additional 125,000 shares of common stock will be outstanding if the 125,000 underwriter's common stock purchase warrants are exercised in full. An additional 1,206,000 shares of common stock will be outstanding upon conversion of all outstanding shares of the Series A Preferred Stock. The foregoing description of the capital stock excludes shares of common stock issuable upon exercise of the outstanding warrants and upon exercise of the $757,500 aggregate principal amount of the convertible debentures.

     On October 1, 1999, Swiss Natural effected a 1.5-for-1 reverse stock split of its common and preferred stock. Unless otherwise indicated, all information in this prospectus has been adjusted to reflect this split.

COMMON STOCK

     Voting Rights. Each holder of common stock outstanding is entitled to one vote per share on all matters submitted to a vote of Swiss Natural's stockholders, including the election of directors. Holders do not have cumulative voting rights in connection with the election of directors or any other matter.

     Any action that may be taken at a meeting of the stockholders may be taken by written consent in lieu of a meeting if Swiss Natural receives consents signed by stockholders having the minimum number of votes that would be necessary to approve the action at a meeting at which all shares entitled to vote on the matter were present and voted. This could permit Dr. Ferrante and Mr. Paul to take action regarding matters without providing other stockholders the opportunity to voice dissenting views or raise other matters.

     Liquidation. In the event of any dissolution, liquidation or winding up of the affairs of Swiss Natural, whether voluntary or involuntary, holders of the common stock are entitled to share ratably in all assets remaining after payment of the debts and other liabilities of Swiss Natural.

     Dividends, distributions and stock splits. Each share of common stock will have an equal and ratable right to receive dividends when, if and as declared from time to time by the board of directors out of funds legally available therefor. Swiss Natural does not anticipate paying cash dividends in the foreseeable future.

     Other provisions. The holders of common stock are not entitled to preemptive rights. There are no redemption or sinking fund provisions applicable to the common stock. Several of our principal stockholders have rights of first refusal with respect to the transfer and sale by other stockholders of shares of Swiss Natural's common stock.

PREFERRED STOCK

     Messrs. Ferrante, Paul and Brescio have exchanged 1,206,000 shares of common stock owned by them for 1,206,000 shares of Series A Preferred Stock ("Series A Preferred"), a newly issued series of preferred stock. The Series A Preferred is non-redeemable, assignable and carries rights to vote with the common stock on a one-vote-per-share basis. The Series A Preferred is convertible into common stock, at the option of the holder, at any time after the earliest to occur of:

     * the first fiscal year of Swiss Natural or any trailing twelve (12) month period in which Swiss Natural's financial statements show earnings before interest, taxes, charges resulting from stock, debenture or stock option issuances and underwriter's consulting fees have equaled or exceeded $750,000;

     * the date on which the closing price of the common stock of Swiss Natural as reported by the NASDAQ system or its successor, or any national securities exchange on which such stock is listed (or if not so reported, the average of the closing bid and asked prices as furnished by two members of the NASD selected by Swiss Natural for that purpose) is equal to or greater than ten dollars ($10.00) per share;

     * the closing date of any acquisition of all or a portion of the equity securities of Swiss Natural, the acquisition of all or a portion of Swiss Natural's assets, the merger of Swiss Natural with or into another entity regardless of whether Swiss Natural is the surviving entity, or any additional equity financing by Swiss Natural;

     * two (2) years after the closing date of this offering; or


     * June 1, 2000 if the closing of this offering and the closing of the sale of the over-allotment shares hereunder have not occurred prior to such date.


     The Series A Preferred shall pay a quarterly dividend of two cents ($0.02) per share commencing June 1, 2000, accruing from March 1, 2000 prior to any other class of stock receiving any dividends, and to participate in dividends declared and paid on the common stock, on an "as-converted"basis. In addition, the Series A Preferred will upon liquidation participate pari passu with the common stock, on an "as-converted" basis. The holders of the Series A Preferred shares shall be protected against dilution of their interest in the common stock into which their shares are convertible upon the occurrence of certain events. If the holders of the Series A Preferred do not receive their quarterly dividends on a timely basis, the amount of such dividend shall accrue and shall be paid in full prior to the payment of any dividends to the holders of common stock.

     If and to the extent that the shares of common stock issuable upon conversion of the Series A Preferred are not includable in a registration statement on the form to be utilized by Swiss Natural, then, commencing one year after the closing of this offering, at the request of the holders thereof, delivered to Swiss Natural, Swiss Natural will prepare and file, at its own expense, one (1) registration statement on such form as required, to enable such holders to resell shares of common stock acquired upon the conversion of the Series A Preferred.

UNDERWRITERS' WARRANTS


     At the closing of this offering, Swiss Natural will sell to the underwriters stock warrants to purchase 125,000 shares of common stock at an aggregate purchase price of $100. The underwriters' stock warrants will be exercisable to purchase one share of common stock at a price equal to $8.66 per share at any time during the four-year period commencing one year from the effective date of this prospectus. The underwriters' stock warrants expire on .


OTHER WARRANTS AND OPTIONS

     Swiss Natural has issued 165,267 warrants to purchase 165,267 shares of common stock at a price of $2.24 per share. Of such warrants, 111,667 are issued to one of the principal stockholders listed in the table set forth under Principal Stockholders.

     All of the warrants previously issued by Swiss Natural are exercisable at any time prior to the earlier to occur of (a) June 14, 2002 or (b) the date which is ten days after the date on which Swiss Natural mails to the holder of the warrant a copy of a preliminary prospectus included in a registration statement which has been filed with the Securities and Exchange Commission for the registration of Swiss Natural's common stock under the Securities Act of 1933, as amended. The warrants are exercisable at a price of $2.24 per share, subject to adjustment to prevent dilution in certain circumstances.

     For the life of the warrant, the holders thereof are given the opportunity to profit from a rise in the market price of Swiss Natural's common stock, which exercise at the time of such rise may result in a dilution of the interests of other stockholders. Swiss Natural may find it more difficult to raise additional equity capital if it should be needed for the business of Swiss Natural while the warrants are outstanding.

CONVERTIBLE DEBENTURES

     In January, 1999 Swiss Natural sold $757,500 principal amount of convertible debentures. The convertible debentures bear interest at a rate of 12% per annum, payable annually. The convertible debentures mature in February, 2001. The holder of any convertible debenture has the right, exercisable at any time up to the maturity of the convertible debenture, at his option, to convert such convertible debenture at the principal amount thereof (or any portion thereof that is an integral multiple of $1,500) into shares of the common stock at a price of $1.50 per share (except that, in the event such convertible debenture shall be called for redemption, such right shall terminate on the close of business on the fifth day immediately preceding the redemption date).

INDEBTEDNESS


     As of December 31, 1999, after the conversion into common stock of all the indebtedness owed by Swiss Natural to Dr. Ferrante, Mr. Paul and Mr. Brescio, Swiss Natural had outstanding debt, notes and interest payable to stockholders in the aggregate amount of $326,530, all of such indebtedness is owed to A. Donald and Carolyn B. McCulloch, Jr. for loans and accrued interest made by such individuals to Swiss Natural in order to fund Swiss Natural's operations. The two promissory notes evidencing such indebtedness to the McCullochs mature on the earlier to occur of (i) December 31, 2000, (ii) ten days after the receipt of funds by Swiss Natural from an initial public offering, or (iii) the sale of all or substantially all of the assets of Swiss Natural. Swiss Natural intends to use a portion of the proceeds of this offering to repay such amount plus all accrued interest thereon. See "Use of Proceeds".


ANTI-TAKEOVER EFFECTS OF LAW AND CERTIFICATE OF INCORPORATION

     Following consummation of the offering, Swiss Natural will be subject to the business combination provisions of Section 203 of Delaware corporation law. In general, such provisions prohibit a publicly held Delaware corporation from engaging in various business combination transactions with any interested stockholder (in general, a stockholder owning 15% of a corporation's outstanding voting securities) for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

     * the transaction is approved by the corporation's board of directors prior to the date the stockholder became an interested stockholder;

     * upon consummation of the transaction which resulted in the stockholder's becoming an interested stockholder, the stockholder owned at least 85% of the shares of stock entitled to vote generally in the election of directors of the corporation outstanding at the time the transaction commenced, excluding, for purposes of determining the number of shares outstanding, those shares owned by (a) persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentiality whether shares held subject to the plan will be tendered in a tender or exchange offer; or

     * on or after such date, the business combination is approved by the board of directors and authorized by the affirmative vote of at least 66 2/3% of such outstanding voting stock not owned by the interested stockholder.

TRANSFER AGENT AND REGISTRAR

     Corporate Stock Transfer, Inc. has been appointed as transfer agent and registrar for the common stock.

LISTING

     Swiss Natural has applied for listing of the common stock on the Nasdaq SmallCap Market under the symbol "SWIS".

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, there has been no public market for the common stock or the warrants. Swiss Natural cannot predict the effect, if any, that sales of shares of the common stock to the public or the availability of shares for sale to the public will have on the market price of the common stock prevailing from time to time.

     Upon consummation of this offering, Swiss Natural will have 3,841,708 shares of common stock outstanding. Of the shares outstanding after this offering, the 1,250,000 shares of common stock sold in this offering and the 187,500 shares offered to the underwriters under the over-allotment option will be freely tradeable without restriction under the Securities Act of 1933, except that shares owned by an affiliate of Swiss Natural will be subject to the volume limitations of Rule 144 under the Securities Act of 1933. As defined in Rule 144, an affiliate of an issuer is a person who, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such issuer.

     The remaining 2,404,208 shares of common stock will be restricted securities (as that phrase is defined in Rule 144) and may not be resold in the absence of registration under the Securities Act or pursuant to an exemption from such registration, including the exemption provided by Rule 144 under the Securities Act. Substantially all of the holders of such shares of common stock have registration rights which entitle them under certain circumstances to register their shares for resale in the event Swiss Natural proposes to register additional shares of common stock in the future.

     Subject to the foregoing and to the lock-up agreements described below, under Rule 144 as currently in effect, a stockholder, including an affiliate, who has beneficially owned his or her restricted shares for at least one year from the date they were acquired from Swiss Natural or an affiliate of Swiss Natural may sell, within any three-month period, a number of such shares that does not exceed certain volume restrictions, provided that certain requirements concerning availability of public information, manner of sale and notice of sale are satisfied. In addition, under Rule 144(k), if a period of at least two years has elapsed from the date any restricted shares were acquired from Swiss Natural or an affiliate, a stockholder that is not an affiliate of Swiss Natural at the time of sale and that has not been an affiliate for at least three months prior to the sale is entitled to sell those shares without compliance with the requirements of Rule 144 set forth above. An affiliate of Swiss Natural, however, must comply with the volume restrictions and the other requirements referred to above.


     Except for the holders of 187,500 shares offered to the underwriter pursuant to the over-allotment option and the holders of the 1,250,000 shares offered to the public in this offering, the holders of all other outstanding shares of common stock are subject to the underwriters' lockup restrictions. Pursuant to the lockup, the holders have agreed not to sell, transfer, hypothecate or convey, without the written consent of the underwriters, by registration or otherwise, their shares for a period of at least one year from the effective date of this prospectus. In addition, the holders have agreed not to sell, transfer, hypothecate or convey their shares for any longer period as may be required by NASDAQ. Any such stockholder may however transfer his or her stock in a transaction not involving a public offering including a transfer to a member of his family or in the event of death, by will or operation of law, provided that any such transferee shall agree, as a condition to such transfer, to be bound by such restrictions. The foregoing lock-up restrictions will not apply to grants or awards under the 1999 Stock Option Plan or to shares sold to the underwriters to cover over-allotments. If the 187,500 over-allotment shares are not purchased from shareholders by the underwriters, such shares will not be subject to the underwriters' lockup restrictions.


                                  UNDERWRITING


     Subject to the terms and conditions of the underwriting agreement, the form of which has been filed as an exhibit to the registration statement of which this prospectus forms a part, the underwriters named below, acting through Somerset Financial Group, Inc. and Seaboard Securities, Inc. as representatives, have severally agreed to purchase from Swiss Natural, and Swiss Natural has agreed to sell, an aggregate of 1,250,000 shares of common stock. The underwriters' obligations to pay for and accept delivery of the shares of common stock are subject to certain conditions set forth in the underwriting agreement, including, but not limited to, satisfactory completion of due diligence, delivery of a comfort letter from Swiss Natural's auditors, receipt of an opinion of Swiss Natural's counsel and other closing conditions. The underwriters are committed to purchase all of the shares of common stock if any securities are purchased. Under certain circumstances, the commitments of non-defaulting underwriters may be increased.


                                  UNDERWRITERS                             AMOUNT
          ------------------------------------------------------------    ---------
          Somerset Financial Group, Inc...............................
          Seaboard Securities, Inc....................................


                                                                          ---------
               Total..................................................    1,250,000
                                                                          =========

     The underwriters propose to offer the shares of common stock to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers, who are members of the NASD, at such price less an underwriting discount of 10% of the public offering price, or $
per share. The underwriting fee is equal to the difference between the initial public offering price and the amount paid by the underwriters for the shares of common stock in this offering. The underwriters may allow a concession of
$         per share to dealers that are members of the NASD. The underwriters may permit dealers to reallow to other dealers securities and receive a
reallowance of $         per share. Until completion of this offering, the
public offering price, the underwriting discount, concession and reallowances will not be changed.



     Swiss Natural has agreed to pay the underwriters a non-accountable expense allowance of 3% of the aggregate offering price of the securities sold in this offering (including any shares purchased pursuant to the over-allotment option).


     Swiss Natural has agreed to indemnify the underwriters against liabilities under the Securities Act of 1933 in connection with this offering.

     Messrs. Ferrante, Paul and Brescio have granted to the underwriters an option, exercisable during the 45-day period after the date of this prospectus, to purchase up to 187,500 additional shares of the common stock owned by them at the public offering price, less underwriting discounts and a pro rata portion of the non-accountable expense allowance. Specifically, Mr. Ferrante has granted an option to purchase 133,125 shares, Mr. Paul has granted an option to purchase 33,750 shares and Mr. Brescio has granted an option to purchase 20,625 shares to the underwriter. The underwriters may exercise this option solely to cover over-allotments, if any, made in the sale of the securities offered hereby. Generally, to the extent that this option is exercised, each underwriter will become obligated to purchase approximately the same percentage of such additional securities as the percentage of securities it was originally obligated to purchase as set forth above. If the underwriters exercise the over-allotment option in full, the total gross public offering price will be
$         , the total underwriting discounts will be $         and the total
proceeds to Swiss Natural and the selling security holders will be $         and
$         , respectively.


     Prior to this offering, there has been no public market for the common stock. Accordingly, the public offering price for the securities was determined by negotiation between Swiss Natural and the underwriters. Among the factors considered in determining the public offering price were the services, the experience of management, the economic conditions of Swiss Natural's industry in general, the general condition of the equity securities market and the demand for similar securities of companies considered comparable to Swiss Natural and other relevant factors. There can be no assurance, however, that the prices at which the common stock and warrants will sell in the public market after this offering will not be lower than the price at which the shares of common stock and warrants are sold by the underwriters.



     The underwriting agreement also provides that Somerset Financial Group shall have the right to designate a non-voting advisor to the Board of Directors of Swiss Natural, which advisor shall be acceptable to Swiss Natural, for a period of two years after the effective date of this prospectus. Said designee shall attend meetings of the Board of Directors and shall be entitled to receive reimbursement for all reasonable costs incurred in attending such meetings. As of the date of this prospectus, no adviser has been designated.



     Swiss Natural has agreed to sell to the underwriters or their designees, for nominal consideration, the underwriter's common stock purchase warrants to purchase an aggregate of 125,000 shares of common stock at a price of $8.66 per share. The shares of common stock will be identical to the shares of common stock offered to the public hereby in all respects. All of the underwriter's warrants will be exercisable for a four-year period commencing one year after the date of this prospectus. During the period beginning on the date of this prospectus and ending five years thereafter, Swiss Natural has agreed to maintain a current registration statement with respect to the underwriter's warrants and the underlying common stock. The underwriter's warrants will contain anti-dilution provisions providing for appropriate adjustment of the exercise price and number of securities that may be purchased upon the occurrence of certain specified events.



     The underwriting agreement also provides that if Swiss Natural shall, within two (2) years from the effective date of this prospectus, enter into any agreement or understanding with any person or entity exclusively introduced by Somerset Financial Group involving any of the following transactions which were originated exclusively by Somerset Financial
Group:


     * the sale of all or substantially all of the assets of Swiss Natural,
     * the merger or consolidation of Swiss Natural (other than a merger or consolidation effected for the purpose of changing Swiss Natural's domicile) with another entity, or
     * the acquisition by Swiss Natural of the assets or stock of another business entity, which agreement or understanding is thereafter consummated, whether or not during such two (2) year period.


     Swiss Natural, upon such consummation, shall pay to Somerset Financial Group an amount equal to the following percentages of the consideration paid by Swiss Natural in connection with such transaction: 5% of the first $1,000,000, or portion thereof, of such consideration; 4% of the second $1,000,000, or portion thereof, of such consideration; and 3% of such consideration in excess of the first $2,000,000 of such consideration. The fees payable to Somerset Financial Group will be in the same form of consideration as that paid by or to Swiss Natural, as the case may be, in any such transactions.



     Until the distribution of securities in this offering is completed, the rules of the SEC may limit the ability of the underwriters and certain selling group members to bid for and purchase the securities. As an exception to these rules, the underwriters are permitted to engage in certain transactions that stabilize the price of the securities. Such transactions consist of bids or purchases for the purpose of maintaining the price of the securities. If the underwriters create a short position in the securities in connection with this offering, i.e., if they sell more shares of common stock or warrants than are set forth on the cover page of this prospectus, the underwriters may reduce the short position by purchasing common stock or warrants in the open market. The underwriters may also elect to reduce any short position by exercising all or part of the over-allotment option described above. In addition, Somerset Financial Group may impose a penalty bid on certain underwriters and selling group members. This means that if Somerset Financial Group purchases shares of common stock or warrants in the open market to reduce the underwriters' short position or to stabilize the price of the common stock or warrants, it may reclaim the amount of the selling concession from the underwriters and selling group members that sold those securities as part of this offering. In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it discouraged resales of that security. Neither Somerset Financial Group nor any of the underwriters makes any representations or predictions as to the direction or magnitude of any effect that the transactions described above may have on the price of the securities. In addition, neither Somerset Financial Group nor any of the underwriters makes any representations that Somerset Financial Group or any such underwriter will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.


     The underwriters have informed Swiss Natural that sales to any account over which the underwriters exercise discretionary authority will not exceed 1% of this offering.

                                 LEGAL MATTERS

     The validity of the issuance of the shares of common stock offered hereby will be passed upon for Swiss Natural by Lehman & Eilen LLP, Uniondale, New York. Lester Morse P.C., Great Neck, New York will pass upon legal matters for the Underwriters. Hank Gracin, Esq., counsel to Lehman & Eilen, owns 1,005 shares of the common stock.

                                    EXPERTS

     The financial statements of Swiss Natural as of February 28, 1999 and for each of the two years in the period ended February 28, 1999 included in this Prospectus and in this Registration Statement have been included herein in reliance upon the report of Goldstein Golub Kessler LLP, independent certified public accountants, given upon the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     Swiss Natural has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form SB-2 under the Securities Act with respect to the common stock and warrants offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto. For further information with respect to Swiss Natural and the common stock and warrants offered hereby, reference is made to the Registration Statement and the exhibits thereto. Statements contained in this Prospectus regarding the contents of any contract or any other document to which reference is made are not necessarily complete, and, in each instance where a copy of such contract or other document has been filed as an exhibit to the Registration Statement, reference is made to the copy so filed, each such statement being qualified in all respects by such reference. A copy of the Registration Statement and the exhibits thereto may be inspected without charge at the offices of the Commission at Judiciary Plaza, 450 Fifth Street, Washington, D.C. 20549, and copies of all or any part of the Registration Statement may be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549 upon the payment of the fees prescribed by the Commission. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, such as Swiss Natural, that file electronically with the Commission.

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that which is contained in this prospectus. We are offering to sell shares of common stock and seeking offers to buy shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock.

                           SWISS NATURAL BRANDS, INC.
                      (FORMERLY SWISS NATURAL FOODS, INC.)
                         INDEX TO FINANCIAL STATEMENTS

INDEPENDENT AUDITOR'S REPORT..................................................      F-2

FINANCIAL STATEMENTS:

  Balance Sheet at February 28, 1999 (audited) and December 31, 1999
     (unaudited)..............................................................      F-3

  Statement of Operations for the Years Ended February 28, 1998 and 1999
     (audited) and the Ten-month Periods Ended December 31, 1998 and 1999
     (unaudited)..............................................................      F-4

  Statement of Stockholders' Deficiency for the Years Ended February 28, 1998
     and 1999 (audited) and the Ten-month Period Ended December 31, 1999
     (unaudited)..............................................................      F-5

  Statement of Cash Flows for the Years Ended February 28, 1998 and 1999
     (audited) and the Ten-month Periods Ended December 31, 1998 and 1999
     (unaudited)..............................................................      F-6

  Notes to Financial Statements...............................................  F-7 - F-11

                          INDEPENDENT AUDITOR'S REPORT

To the Stockholders of
Swiss Natural Brands, Inc.
(Formerly Swiss Natural Foods, Inc.)

We have audited the accompanying balance sheet of Swiss Natural Brands, Inc. (Formerly Swiss Natural Foods, Inc.) as of February 28, 1999, and the related statements of operations, stockholders' deficiency, and cash flows for each of the two years in the period ended February 28, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Swiss Natural Brands, Inc. as of February 28, 1999, and the results of its operations and its cash flows for each of the two years in the period ended February 28, 1999 in conformity with generally accepted accounting principles.

GOLDSTEIN GOLUB KESSLER LLP
New York, New York

April 7, 1999, except for Note 13, as to which the date is August 18, 1999 and the last paragraph of Note 1, as to which the date is October 1, 1999

                           SWISS NATURAL BRANDS, INC.
                      (FORMERLY SWISS NATURAL FOODS, INC.)

                                 BALANCE SHEET

                                                                  FEBRUARY 28,       DECEMBER 31,
                                                                      1999               1999
                                                                  ------------       -------------
                                                                                     (UNAUDITED)
ASSETS
Current Assets:
  Cash and cash equivalents...................................    $    530,729        $   191,927
  Accounts receivable, less allowance for doubtful accounts of
     $19,000..................................................         227,038            233,865
  Inventory...................................................         332,609            448,419
  Other current assets........................................          12,913            178,754
                                                                  ------------        -----------
          TOTAL CURRENT ASSETS................................       1,103,289          1,052,965
Property and Equipment, at cost, less accumulated depreciation
  and amortization of $75,028 and $102,986, respectively......          76,514            176,824
Trademarks, less accumulated amortization of $34,521 and
  $37,011, respectively.......................................           3,990              1,500
Debt Placement Fees, less accumulated amortization of $5,707
  and $62,777, respectively...................................         131,261             74,191
Deferred Offering Costs.......................................         --                 153,307
Deferred Income Tax Asset, Net................................         --                 --
                                                                  ------------        -----------
          TOTAL ASSETS                                            $  1,315,054        $ 1,458,787
                                                                  ============        ===========
LIABILITIES AND STOCKHOLDERS' DEFICIENCY
Current Liabilities:
  Accounts payable and accrued expenses.......................    $    655,169        $   765,441
  Debt and interest payable -- stockholder....................         322,908            326,530
                                                                  ------------        -----------
          TOTAL CURRENT LIABILITIES...........................         978,077          1,091,971
Convertible Subordinated Debentures...........................         757,500            757,500
Compensation Payable..........................................         101,092            101,092
                                                                  ------------        -----------
          TOTAL LIABILITIES...................................       1,836,669          1,950,563
                                                                  ------------        -----------
Commitments and Contingencies
Stockholders' Deficiency:
  Preferred stock -- Series A, $.01 par value; authorized
     3,000,000 shares, issued and outstanding 1,206,000
     shares...................................................         --                  12,060
  Common stock -- $.01 par value; authorized 20,000,000
     shares, issued and outstanding 3,797,708 and 2,591,708
     shares, respectively.....................................          37,977             25,917
  Additional paid-in capital..................................       2,014,833          2,014,833
  Accumulated deficit.........................................      (2,574,425)        (2,544,586)
                                                                  ------------        -----------
          STOCKHOLDERS' DEFICIENCY............................        (521,615)          (491,776)
                                                                  ------------        -----------
          TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIENCY......    $  1,315,054        $ 1,458,787
                                                                  ============        ===========

                       See Notes to Financial Statements

                           SWISS NATURAL BRANDS, INC.
                      (FORMERLY SWISS NATURAL FOODS, INC.)

                            STATEMENT OF OPERATIONS

                                                  YEAR ENDED                TEN-MONTH PERIOD ENDED
                                                 FEBRUARY 28,                    DECEMBER 31,
                                          --------------------------       -------------------------
                                             1998            1999             1998           1999
                                          -----------     ----------       ----------     ----------
                                                                           (UNAUDITED)
Net sales..............................   $ 2,324,189     $3,005,872       $2,523,628     $3,400,094
Cost of sales..........................     1,941,074      2,001,701        1,681,048      2,154,205
                                          -----------     ----------       ----------     ----------
Gross profit...........................       383,115      1,004,171          842,580      1,245,889
                                          -----------     ----------       ----------     ----------
Expenses:
     General and administrative........       834,679        871,057          642,513        763,519
     Selling and promotional...........       508,401        502,652          331,932        395,289
     Product development...............        12,602         30,895           27,845          1,440
                                          -----------     ----------       ----------     ----------
                                            1,355,682      1,404,604        1,002,290      1,160,248
                                          -----------     ----------       ----------     ----------
Income (loss) from operations..........      (972,567)      (400,433)        (159,710)        85,641
Other income...........................        23,036         11,079            9,196         92,725
Interest expense.......................       (80,759)       (50,062)         (29,730)      (148,527)
                                          -----------     ----------       ----------     ----------
Net income (loss)......................   $(1,030,290)    $ (439,416)      $ (180,244)    $   29,839
                                          ===========     ==========       ==========     ==========
Income (loss) per common share --
  basic................................   $      (.31)    $     (.12)      $     (.05)    $      .01
                                          ===========     ==========       ==========     ==========
Weighted-average number of common
  shares outstanding -- basic..........     3,276,971      3,797,708        3,797,708      3,072,532
                                          ===========     ==========       ==========     ==========

                       See Notes to Financial Statements

                           SWISS NATURAL BRANDS, INC.
                      (FORMERLY SWISS NATURAL FOODS, INC.)

                     STATEMENT OF STOCKHOLDERS' DEFICIENCY


                   YEARS ENDED FEBRUARY 28, 1998 AND 1999 AND
            THE TEN-MONTH PERIOD ENDED DECEMBER 31, 1999 (UNAUDITED)


                                   PREFERRED STOCK           COMMON STOCK        ADDITIONAL
                                 --------------------    ---------------------     PAID-IN     ACCUMULATED
                                  SHARES      AMOUNT       SHARES      AMOUNT      CAPITAL       DEFICIT        TOTAL
                                 ---------   --------    ----------   --------   -----------   -----------   -----------
Balance at February 28, 1997...     --          --        3,157,341   $ 31,573   $  861,017    $(1,104,719)  $  (212,129)
Issuance of common stock
  through private placement
  transaction..................     --          --          141,996      1,420      215,825        --            217,245
Conversion of notes and
  compensation payable into
  common stock.................     --          --          498,371      4,984      842,991        --            847,975
Net loss.......................     --          --           --          --          --        (1,030,290)    (1,030,290)
                                 ---------   --------    ----------   --------   -----------   -----------   -----------
Balance at February 28, 1998...     --          --        3,797,708     37,977    1,919,833    (2,135,009)      (177,199)
Forgiveness of debt and
  interest payable --
  stockholder..................     --          --           --          --          95,000        --             95,000
Net loss.......................     --          --           --          --          --          (439,416)      (439,416)
                                 ---------   --------    ----------   --------   -----------   -----------   -----------
Balance at February 28, 1999...     --          --        3,797,708     37,977    2,014,833    (2,574,425)      (521,615)
(Unaudited)
Exchange of 1,206,000 common
  shares for 1,206,000
  preferred shares.............  1,206,000   $ 12,060    (1,206,000)   (12,060)      --            --            --
Net income.....................     --          --           --          --          --            29,839         29,839
                                 ---------   --------    ----------   --------   -----------   -----------   -----------
Balance at December 31, 1999
  (unaudited)..................  1,206,000   $ 12,060     2,591,708   $ 25,917   $2,014,833    $(2,544,586)  $  (491,776)
                                 =========   ========    ==========   ========   ===========   ===========   ===========

                       See Notes to Financial Statements

                           SWISS NATURAL BRANDS, INC.
                      (FORMERLY SWISS NATURAL FOODS, INC.)

                            STATEMENT OF CASH FLOWS

                                                     YEAR ENDED               TEN-MONTH PERIOD ENDED
                                                    FEBRUARY 28,                   DECEMBER 31,
                                              -------------------------      ------------------------
                                                 1998           1999            1998          1999
                                              -----------    ----------      ----------    ----------
                                                                             (UNAUDITED)
Cash flows from operating activities:
Net income (loss)...........................  $(1,030,290)   $ (439,416)     $ (180,244)   $   29,839
Adjustments to reconcile net income (loss)
  to net cash provided by (used in)
  operating activities:
  Depreciation and amortization.............       26,712        28,826          25,052        30,448
  Amortization of debt placement fees.......      --              5,707          --            57,070
  Accrued interest..........................       80,759        37,382          29,730        15,250
  Legal settlement..........................      --             --              --           (82,069)
  Changes in operating assets and
     liabilities:
     Decrease in funds held in escrow.......      919,599        --              --            --
     (Increase) decrease in accounts
       receivable...........................       94,090      (179,880)       (236,346)       (6,827)
     Increase in inventory..................      (38,936)     (118,819)        (50,980)     (115,810)
     Increase in other current assets.......      --             (9,512)        (42,108)     (165,841)
     (Increase) decrease in other assets....      (15,459)       16,093          16,093        --
     Increase in accounts payable and
       accrued expenses.....................      226,334       319,465         248,393       142,341
     Decrease in compensation payable.......      (74,607)       --              --            --
                                              -----------    ----------      ----------    ----------
     NET CASH PROVIDED BY (USED IN)
       OPERATING ACTIVITIES.................      188,202      (340,154)       (190,410)      (95,599)
                                              -----------    ----------      ----------    ----------
Cash used in investing activity -- purchases
  of property and equipment.................      (37,709)      (38,737)        (38,737)     (128,268)
                                              -----------    ----------      ----------    ----------
Cash flows from financing activities:
  Proceeds from issuance of convertible
     subordinated debentures................      --            757,500          --            --
  Payment for debt placement fees...........      --           (136,968)         --            --
  Deferred offering costs...................      --             --              --          (103,307)
  Net proceeds from issuance of common
     stock..................................      217,245        --              --            --
  Payments of notes payable --
     stockholders...........................     (100,872)      (75,000)         --           (11,628)
                                              -----------    ----------      ----------    ----------
     NET CASH PROVIDED BY (USED IN)
       FINANCING ACTIVITIES.................      116,373       545,532          --          (114,935)
                                              -----------    ----------      ----------    ----------
Net increase (decrease) in cash and cash
  equivalents...............................      266,866       166,641        (229,147)     (338,802)
Cash and cash equivalents at beginning of
  period....................................       97,222       364,088         364,088       530,729
                                              -----------    ----------      ----------    ----------
Cash and cash equivalents at end of
  period....................................  $   364,088    $  530,729      $  134,941    $  191,927
                                              ===========    ==========      ==========    ==========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
  INFORMATION:
  Cash paid during the period for:
     Income taxes...........................  $       661    $    1,150      $      730    $      380
                                              ===========    ==========      ==========    ==========
Interest to stockholders....................  $    50,874    $      -0-      $      -0-    $   11,628
                                              ===========    ==========      ==========    ==========
SUPPLEMENTAL SCHEDULE OF NONCASH FINANCING
  ACTIVITIES:
Forgiveness of debt and interest payable --
  stockholder...............................  $       -0-    $   95,000      $      -0-    $      -0-
                                              ===========    ==========      ==========    ==========
Deferred offering costs.....................  $       -0-    $      -0-      $      -0-    $   50,000
                                              ===========    ==========      ==========    ==========

                       See Notes to Financial Statements

                           SWISS NATURAL BRANDS, INC.
                      (FORMERLY SWISS NATURAL FOODS, INC.)
                         NOTES TO FINANCIAL STATEMENTS
           (ALL INFORMATION PERTAINING TO THE TEN-MONTH PERIODS ENDED
                    DECEMBER 31, 1998 AND 1999 IS UNAUDITED)


1. PRINCIPAL BUSINESS ACTIVITY AND SUMMARY OF
   SIGNIFICANT ACCOUNTING POLICIES:

Swiss Natural Brands, Inc. (formerly Swiss Natural Foods, Inc.) (the "Company") was incorporated on April 22, 1993 in the State of Delaware. The Company's principal business activity involves the production and sale of refreshment drinks (the "Product"). Effective October 1, 1999 the Company changed its name from Swiss Natural Foods, Inc. to Swiss Natural Brands, Inc.


The financial information included herein as of December 31, 1999 and for the ten-month periods ended December 31, 1998 and 1999 is unaudited. Such information reflects all adjustments (consisting of only normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of the financial position, results of operations and cash flows of the interim periods. The results of operations for the ten-month periods ended December 31, 1998 and 1999 are not necessarily indicative of the results for the full years.



The Company uses one independent outside bottler to handle all of its production needs. The Company sells the Product directly to independent distributors who in turn distribute the Product to the outside market, primarily in the New York, New Jersey and Connecticut Tri-State Area. The Company also supplies the Product under a private label program to a nationally franchised restaurant chain comprised of approximately 750 restaurants. For the years ended February 28, 1998 and 1999, 83% and 81%, respectively, of the Company's sales, were to one customer. For the ten-month period ended December 31, 1998, 84% of the Company's sales were to one customer. For the ten-month period ended December 31, 1999 71% and 12% of the Company's sales were to two customers.


Inventory is stated at the lower of cost, determined by the first-in, first-out method, or market.

Depreciation of property and equipment is being provided for by the straight-line method over the estimated useful lives of the assets.

Trademarks are being amortized by the straight-line method over a period of 60 months.

Cash equivalents consist of a money market account.

The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on cash.

Sales are recorded as the product is shipped. The Company does not enter into consigned merchandise agreements and returns and allowances are allowed on a case by case basis. Those allowances are not material to the financial statements and are included as an adjustment of sales.


Costs incurred for advertising are expensed as incurred and included in selling and promotional expenses in the accompanying statement of operations. Advertising expenses amounted to $92,376 and $11,792 for the years ended February 28, 1998 and 1999, respectively. For the ten-month periods ended December 31, 1998 and 1999, advertising expenses amounted to $10,520 and $3,385, respectively.


Deferred offering costs represent costs attributable to a proposed initial public offering (the "IPO"). The Company intends to offset these costs against the proceeds from this transaction. In the event that such offering is not completed, these costs will be charged to operations.

                           SWISS NATURAL BRANDS, INC.
                      (FORMERLY SWISS NATURAL FOODS, INC.)
                         NOTES TO FINANCIAL STATEMENTS
           (ALL INFORMATION PERTAINING TO THE TEN-MONTH PERIODS ENDED
                    DECEMBER 31, 1998 AND 1999 IS UNAUDITED)


The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates by management. Actual results could differ from these estimates.


Basic income (loss) per share is computed by dividing net income (loss) by the weighted-average number of common shares outstanding during the period. Shares to be issued upon the conversion of the subordinated debentures, preferred stock and warrants are not included in the computation of income (loss) per share for the years ended February 28, 1998 and 1999 and the ten-month period ended December 31, 1998 as their effect is antidilutive. Diluted earnings per share for the ten-month period ended December 31, 1999 is not presented because it is the same as basic earnings per share.


Management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

On October 1, 1999 the Board of Directors authorized a 1.5-for-1 (67%) reverse stock split of the Company's issued and outstanding common and preferred stocks. All references to number of shares and per share amounts have been restated to reflect the reverse stock split.

2. INVENTORY:

Inventory consists of the following:

                                                                 FEBRUARY 28,         DECEMBER 31,
                                                                    1999                 1999
                                                                 ------------         -------------
                                                                                      (UNAUDITED)
Raw materials................................................      $124,570             $ 143,506
Finished goods...............................................       208,039               304,913
                                                                   --------             ---------
                                                                   $332,609             $ 448,419
                                                                   ========             =========

3. PROPERTY AND EQUIPMENT:

Property and equipment, at cost, consists of the following:

                                                  FEBRUARY 28,         DECEMBER 31,          ESTIMATED
                                                     1999                 1999               USEFUL LIFE
                                                  ------------         -------------         -----------
                                                                       (UNAUDITED)
Machinery and equipment........................     $116,014             $ 237,248              5 years
Office equipment...............................       20,378                26,335              5 years
Leasehold improvements.........................       10,185                10,185              5 years
Furniture and fixtures.........................        4,965                 6,042              5 years
                                                    --------             ---------            ---------
                                                     151,542               279,810
Less accumulated depreciation and
  amortization.................................       75,028               102,986
                                                    --------             ---------
                                                    $ 76,514             $ 176,824
                                                    ========             =========


Other current assets include $159,500 advanced to the outside bottler in connection with the construction of two labeling machines to be used at the outside bottler's facility. It is anticipated that these machines will be used by or on behalf of the Company. During February, 2000, these advances were repaid to the Company.

                           SWISS NATURAL BRANDS, INC.
                      (FORMERLY SWISS NATURAL FOODS, INC.)
                         NOTES TO FINANCIAL STATEMENTS
           (ALL INFORMATION PERTAINING TO THE TEN-MONTH PERIODS ENDED
                    DECEMBER 31, 1998 AND 1999 IS UNAUDITED)


4. DEBT AND INTEREST PAYABLE -- STOCKHOLDER:


As of February 10, 1999, the Company owed a stockholder $491,955 which was evidenced by one promissory note (the "Promissory Note") and one demand note (the "Demand Note"). The Company owed the stockholder the principal amount of $300,000 plus accrued interest under the terms of the Promissory Note and the principal amount of $22,500 plus accrued interest under the terms of the Demand Note. Both notes provided that the principal amounts accrued interest at a rate of 12% per annum. The Company used $75,000 from the January 1999 private placement to pay $22,500 and retire the entire principal amount owed under the Demand Note as well as $52,500 to pay a portion of the outstanding principal balance owed under the Promissory Note. In addition, the stockholder forgave $95,000 of the outstanding principal balance owed under the Promissory Note (which was credited to additional paid-in capital for the year ended February 28, 1999). In order to evidence such payments, the debt forgiveness, and the remaining principal on the Promissory Note and interest on both notes, the Company replaced the Promissory Note with two substitute notes (the "Substitute Promissory Notes") which together evidence the aggregate outstanding principal balance on the Promissory Note and accrued and unpaid interest on both notes. The first Substitute Note in the amount of $152,500 represents the unpaid principal from the Promissory Note and accrues interest at 12% per annum. The second Substitute Note, in the amount of $169,455 represents the accrued and unpaid interest on the Promissory Note and the Demand Note, and bears no interest. The Substitute Notes were due the earlier of February 10, 2000 or as defined in the note agreements. On February 10, 2000 the due date of the Substitute Notes was extended to December 31, 2000 or as defined in the extended note agreement.


5. PRIVATE PLACEMENTS:


On January 29, 1999, the Company issued convertible subordinated debentures (the "Debentures"), in the amount of $757,500, that mature in February 2001. Interest is payable on the principal amount at 12% per annum, payable in arrears, on the last day of each calendar year. The Debentures may be redeemed, at the option of the Company, in whole or part at anytime, at a price equal to the principal amount plus any unpaid accrued interest. The holders of the Debentures may convert the principal amount into common stock of the Company, at any time prior to maturity or redemption, at a price of $1.50 per share. In connection with the issuance of these Debentures, the Company incurred debt placement fees of $136,968 which are being amortized on the straight-line basis over the term of the Debentures. As of February 28, 1999 and for the ten-month period ended December 31, 1999, $5,707 and $57,070, respectively, of amortization was recorded as interest expense in the accompanying statement of operations. The payment of the Debentures is subordinated to any bank, financial institution engaged in lending money, insurance company or similar institution.


During the year ended February 28, 1998, as part of a private placement, the Company completed the sale of 141,996 shares of common stock. The Company received net proceeds of $217,245 after incurring fees of $40,332 associated with raising these funds. These costs have been shown as a reduction of additional paid-in capital.

6. COMPENSATION PAYABLE:

For the year ended February 28, 1997 and prior, a former employee/stockholder of the Company has not been paid his entire salary. The Company has accrued compensation payable, in the amount of

                           SWISS NATURAL BRANDS, INC.
                      (FORMERLY SWISS NATURAL FOODS, INC.)
                         NOTES TO FINANCIAL STATEMENTS
           (ALL INFORMATION PERTAINING TO THE TEN-MONTH PERIODS ENDED
                    DECEMBER 31, 1998 AND 1999 IS UNAUDITED)

$101,092. The Company has an informal arrangement whereby this individual has agreed not to demand repayment before one year from the date of the financial statements.

7. INCOME TAXES:

At February 28, 1999, the Company had net operating loss carryforwards for both financial reporting and income tax purposes of approximately $2,165,000, which are available to offset future federal, state and local taxable income. The carryforwards resulted in a deferred tax asset of approximately $736,000 at February 28, 1999 for which the Company has provided a full valuation allowance due to the uncertainty about future realization of this tax benefit. Utilization of the net operating loss carryforwards may be limited based upon the ownership changes relating to the IPO.

8. INTEREST EXPENSE:

Interest expense consists of the following:

                                                YEAR ENDED                  TEN-MONTH PERIOD ENDED
                                               FEBRUARY 28,                      DECEMBER 31,
                                          -----------------------          ------------------------
                                           1998            1999             1998             1999
                                          -------         -------          -------         --------
                                                                                 (UNAUDITED)
Debentures.............................     --            $ 6,973            --            $ 76,207
Stockholder............................   $80,759          37,382          $29,730           15,250
Amortization of debt placement fees....     --              5,707            --              57,070
                                          -------         -------          -------         --------
                                          $80,759         $50,062          $29,730         $148,527
                                          =======         =======          =======         ========

9. WARRANTS:

The Company has 165,267 warrants outstanding to purchase an equal amount of the Company's common stock at an exercise price of $2.24 per share. These warrants are exercisable at the earlier of June 14, 2002, subject to antidilution provisions, or 10 days after the date on which the Company mails to the warrantholders a copy of the preliminary prospectus included in a Registration Statement filed with the Securities and Exchange Commission under the Securities Act of 1933.


10. COMMITMENTS:



In the normal course of business, the Company may from time to time have commitments to purchase preprinted custom packaging materials from certain vendors. At February 28, 1999, these commitments totalled approximately $65,000.



11. RELATED PARTY TRANSACTIONS:



Included in professional fees and costs associated with the private placements are legal fees paid to a relative of one of the principal stockholders. For the years ended February 28, 1998 and 1999, this amounted to approximately $30,000 and $80,000, respectively. Of the $80,000 paid during the year ended February 28, 1999, $50,000 relates to the private placements and is included in debt placement fees on the balance sheet. For both of the ten-month periods ended December 31, 1998 and 1999, professional fees paid to this individual amounted to $25,000.

                           SWISS NATURAL BRANDS, INC.
                      (FORMERLY SWISS NATURAL FOODS, INC.)
                         NOTES TO FINANCIAL STATEMENTS
           (ALL INFORMATION PERTAINING TO THE TEN-MONTH PERIODS ENDED
                    DECEMBER 31, 1998 AND 1999 IS UNAUDITED)



In addition, approximately $95,000 was paid to a stockholder for professional services rendered during each of the years ended February 28, 1998 and 1999. For the ten-month periods ended December 31, 1998 and 1999, approximately $79,000 and $83,000, respectively, was paid to this stockholder for professional services.



The Company occupies office space that is owned by the principal stockholder. There were no amounts paid as rent expense for the years ended February 28, 1998 and 1999, nor for the ten-month periods ended December 31, 1998 and 1999.



12. INITIAL PUBLIC OFFERING:


The Company is in the process of filing a registration statement on Form SB-2 under the Securities Act of 1933. The registration statement contemplates an offering of 1,250,000 shares of common stock at an offering price of $5.25.


13. SUBSEQUENT EVENTS:


As of March 1, 1999, the Company entered into an employment agreement with a key employee and a consulting agreement with a stockholder, each for a three-year period ending February 28, 2002. The employment agreement includes a base compensation of $168,000 per annum with additional benefits as defined in the agreement. The consulting agreement includes compensation of $99,750 per annum with additional compensation as defined in the agreement. Both agreements include a 10% increase in compensation during the second and third years.


In August 1999, effective as of June 30, 1999, several major stockholders exchanged 1,206,000 shares of common stock for the same amount of Series A Preferred Stock (the "Preferred Stock"). The Preferred Stock is nonredeemable, assignable and carries rights to vote with the common stock on a one-vote-per-share basis. The Preferred Stock will, upon liquidation, participate pari passu with the common stock on an "as converted" basis. The holders of the Preferred Stock are entitled to receive a quarterly cumulative dividend of $.02 per share commencing on March 1, 2000, with the first dividend payment being June 1, 2000. If the holders of the Preferred Stock do not receive their quarterly dividends on a timely basis, the amount of such dividends shall accrue and be paid in full prior to the payment of any common stock dividends. The Preferred Stock is convertible into common stock at the option of the holder at any time if the Company meets certain earnings levels and other criteria, as defined in the agreement, or at the earlier of two years after the date of the IPO or June 1, 2000 if the IPO including the over-allotment is not completed.



The board of directors of the Company has approved the 1999 Stock Option Plan (the "Plan"). All employees, officers, directors and consultants are eligible to participate in the Plan. No options have been granted as of and for the period ended December 31, 1999.


The board of directors has increased the number of authorized shares of common stock from 7,500,000 to 20,000,000 shares.


On February 3, 2000, the Company as defendant and the plaintiff to a pending lawsuit signed a Stipulation of Discontinuing Action which was then filed with the Clerk of Courts thereby settling the pending case. The Company has recorded $82,069 as other income in the accompanying statement of operations for the ten-month period ended December 31, 1999 to reflect the reversal of the accounts payable the Company had recorded for the amount due this vendor.

                           SWISS NATURAL BRANDS, INC.
                      (FORMERLY SWISS NATURAL FOODS, INC.)
                         NOTES TO FINANCIAL STATEMENTS
           (ALL INFORMATION PERTAINING TO THE TEN-MONTH PERIODS ENDED
                    DECEMBER 31, 1998 AND 1999 IS UNAUDITED)



During January 2000, the Company entered into a $300,000 line of credit with a bank. The Company has borrowed $250,000 under this line of credit. All of the Company's assets have been pledged as collateral for this line of credit.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


Until             , 2000 (25 days after the date of this prospectus), all
dealers that buy, sell or trade in our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.


                            ------------------------

                               TABLE OF CONTENTS

                                         PAGE
                                         ----
Prospectus Summary....................     3
The Offering..........................     3
Summary of Financial Data.............     4
Risk Factors..........................     6
Forward Looking Statements............     8
Use of Proceeds.......................     9
Dividend Policy.......................     9
Capitalization........................    10
Dilution..............................    10
Management's discussion and analysis
  of financial condition and results
  of operations.......................    11
Business..............................    13
Management............................    19
Swiss Natural 1999 Stock Option
  Plan................................    22
Certain Transactions..................    23
Principal Stockholders................    25
Description of Capital Stock..........    26
Shares eligible for future sale.......    29
Underwriting..........................    30
Legal Matters.........................    32
Experts...............................    33
Additional Information................    33

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                  [Swiss Logo]

                                 SWISS NATURAL
                                  BRANDS, INC.

                              1,250,000 SHARES OF
                                  COMMON STOCK

                            ------------------------
                                   PROSPECTUS
                            ------------------------


                         SOMERSET FINANCIAL GROUP, INC.
                           SEABOARD SECURITIES, INC.


                                         , 2000


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Amended and Restated certificate of incorporation and by-laws of the Registrant provide that the Registrant shall indemnify any person to the full extent permitted by the Delaware General Corporation Law (the "GCL"). Section 145 of the GCL, relating to indemnification, is hereby incorporated herein by reference.

     In accordance with Section 102(a)(7) of the GCL, the certificate of incorporation of the Registrant eliminates the personal liability of directors to the Registrant or its stockholders for monetary damage for breach of fiduciary duty as a director with certain limited exceptions set forth in
Section 102(a)(7) of the GCL.

     The Registrant has entered into indemnification agreements with each of its officers and directors, the form of which is filed as Exhibit 10.19, to which reference is hereby made.

     Reference is made to Section 9 of the underwriting agreement (Exhibit 1.1) which provides for indemnification by the underwriter of the Registrant, its officers and directors.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the estimated expenses (other than
underwriting discounts, consulting fees and the underwriters   % non-accountable
expense allowance) payable by the Registrant in connection with the issuance and distribution of the securities being registered. Except for the SEC and NASD filing fees, all expenses have been estimated and are subject to future contingencies.

    SEC registration.....................................................    $  4,831
    NASD fee.............................................................       2,238
    Nasdaq Listing Fees..................................................       5,000
    Legal fees and expenses..............................................     125,000
    Printing and engraving expenses......................................     100,000
    Accounting fees and expenses.........................................     150,000
    Blue sky fees and expenses...........................................      55,000
    Miscellaneous........................................................       7,931
                                                                             --------
    Total................................................................    $450,000
                                                                             ========

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

     Since June 30, 1996, the Registrant has issued unregistered securities in the transactions described below:

     In February and April, 1997, the Registrant completed a private placement offering pursuant to which it issued 437,599 and 141,996 shares respectively, of common stock to investors. The offering raised an aggregate of approximately $1,300,000 from such investors. The Registrant issued the common stock pursuant to the provisions of Rule 506 promulgated under the Securities Act of 1933, as amended and filed a Report on Form D in connection therewith. Winchester Investment Securities, Inc. acted as the placement agent for such offering and received a placement fee of 10% in connection with such offering. Winchester, its designees and certain consultants also received 85,302 shares of common stock in connection with such offering.

     In February, 1998, Dr. Ferrante, Mr. Paul and Mr. Brescio canceled all indebtedness owed to them by the Registrant, including all indebtedness for compensation owed to them by the Registrant, in exchange for shares of common stock. At that time, the Registrant owed $601,737, $152,819 and $93,419 to Dr. Ferrante, Mr. Paul and Mr. Brescio, respectively. Accordingly, in exchange for the cancellation of indebtedness, the Registrant issued 353,653, 89,815 and 54,904 additional shares of its common stock to Dr. Ferrante, Mr. Paul and Mr. Brescio, respectively. The Registrant issued the shares in a cashless exchange pursuant to the exemption afforded by Section 3(a)9 of the Securities Act, as amended.

     In January, 1999 the Registrant issued $757,500 principal amount of convertible debentures. The convertible debentures bear interest at a rate of 12% per annum, payable annually. The convertible debentures mature in February, 2001. The holder of any convertible debenture has the right, exercisable at any time up to the maturity of the convertible debenture, at his option, to convert such convertible debenture at the principal amount thereof (or any portion thereof that is an integral multiple of $1,500) into shares of the common stock at a price of $1.50 per share (except that, in the event such convertible debenture shall be called for redemption, such right shall terminate on the close of business on the fifth day immediately preceding the redemption date). The Registrant issued the convertible debentures pursuant to the provisions of Rule 506 promulgated under the Securities Act of 1933, as amended, and filed a Report on Form D in connection therewith. Comprehensive Capital Corporation acted as the placement agent for such offering and received placement fees of $136,968 in connection with such offering.

     As of June 30, 1999 the Registrant issued 1,206,000 shares of the Series A Preferred Stock to Messrs. Ferrante, Paul and Brescio in exchange for the delivery to the Registrant by such persons of 1,206,000 shares of common stock held by them. The Registrant issued the Preferred Stock in a cashless exchange pursuant to the exemption afforded by Section 3(a)9 of the Securities Act of 1933, as amended.

ITEM 27. EXHIBITS

       **1.1     --Revised Form of Underwriting Agreement.
       **1.2     --Revised Agreement Among Underwriters.
       **1.3     --Revised Selected Dealer Agreement.
       **3.1     --Amended and Restated Certificate of Incorporation of the Registrant
       **3.2     --Amended and Restated By-Laws of the Registrant.
       **3.3     --Certificate of Designations for Series A Preferred Stock.
       **3.4     --Certificate of Amendment of Certificate of Incorporation of the Registrant.
       **3.5     --Amendment to Certificate of Designations for Series A Preferred Stock.
       **4.1     --Specimen Certificate for Registrant's Common Stock
       **4.2     --Revised Form of Underwriter's Stock Warrant
       **4.3     --Form of Convertible Subordinated Debenture
       **5.1     --Opinion of Lehman & Eilen LLP
      **10.1     --1999 Stock Option Plan of Registrant.
      **10.2     --Employment Agreement dated as of March 1, 1999, as amended, between
                      Registrant and Ralph M. Ferrante
      **10.3     --Consulting Agreement dated as of March 1, 1999, as amended, between
                      Registrant and Herbert M. Paul
      **10.4     --Amended Agreement dated as of February 10, 1999 among the Registrant, A.
                      Donald McCulloch, Jr., Carolyn B. McCulloch, Ralph M. Ferrante and
                      Herbert M. Paul.
      **10.5     --Promissory Note dated February 10, 1999 in the principal amount of $152,500 made by the Registrant in favor of A. Donald McCulloch, Jr. and Carolyn
                      B. McCulloch.
      **10.6     --Promissory Note dated February 10, 1999 in the principal amount of $169,455 made by the Registrant in favor of A. Donald McCulloch, Jr. and Carolyn
                      B. McCulloch.

      **10.7     --Glass Supply Agreement between the Registrant and Consumers Packaging Inc., as amended.
      **10.8     --Agreement of Confidentiality dated January 11, 1995 between the Registrant and Consumers Glass Company.
      **10.9     --Agreement dated August 7, 1997 between the Registrant and Comax
                      Manufacturing Corporation.
     **10.10     --Confidentiality Agreement dated November 6, 1998 between the Registrant and
                      Comax Manufacturing Corporation.
     **10.11     --Agreement dated October 31, 1997 by and between the Registrant and Ritter/
                      Sysco Foods, Inc.
     **10.12     --Hold Harmless Agreement and Guaranty/Warranty of Product dated February 7,
                      1997 between the Registrant and Sysco Corporation.
     **10.13     --Agreement dated January 30, 1998 between the Registrant and Sbarro, Inc.
     **10.14     --Beverage Supply Agreement dated March 29, 1999 between the Registrant and
                      Dunkin' Donuts MidAtlantic DCP, Inc.
     **10.15     --Agency Agreement dated May 5, 1998 between the Registrant and Bentonville
                      Associates Ventures, LLC, as amended.
     **10.16     --Vendor Agreement between the Registrant and Wal-Mart Stores.
     **10.17     --Revised Form of Financial Consulting Agreement between the Registrant and the Underwriter.
     **10.18     --Form of Indemnification Agreement between the Registrant and each officer and director of the Registrant.
     **10.19     --Agreement dated September 22, 1999 between the Registrant and Cartaret
                      Packaging, Inc.
     **10.20     --Agreement dated as of December 1, 1998 among the Registrant, A. Donald
                      McCulloch, Jr., Carolyn B. McCulloch, Ralph M. Ferrante and Herbert M.
                      Paul.
      *10.21     --Amendment to Agreement dated as of December 1, 1998 among Registrant, A.
                      Donald McCulloch, Jr., Carolyn B. McCulloch, Ralph M. Ferrante and
                      Herbert M. Paul.
       *23.1     --Consent of Goldstein Golub Kessler LLP
      **23.2     --Consent of Lehman & Eilen LLP (contained in opinion of counsel set forth as
                      Exhibit 5).
      **24.1     --Power of Attorney.
      **27       --Financial Data Schedule.

------------------

 * Filed herewith.
** Previously filed.

ITEM 28. UNDERTAKINGS.

     (1) The undersigned Registrant hereby undertakes that it will:

          (a) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

             (i) Include any prospectus required by Section 10(a)(3) of the Securities Act,

             (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) Include any additional or changed material information on the plan of distribution.

          (b) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

          (c) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of this offering.

     (2) The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

     (3) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (4) The undersigned Registrant hereby undertakes that it will:

     (a) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act as part of this registration statement as of the time it was declared effective.

     (b) For determining any liability under the Securities Act, treat each post effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and the offering of such securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES


     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has authorized this registration statement or amendment thereto to be signed on its behalf by the undersigned, whereunto duly authorized, in the City of Upper Grandview, State of New York on the 30th day of March, 2000.


                                          SWISS NATURAL BRANDS, INC.

                                          By:  /s/ Ralph M. Ferrante
                                             ----------------------------
                                             Ralph M. Ferrante
                                             Chairman of the Board and
                                             Chief Executive Officer

     In accordance with the requirements of the Securities Act of 1933, this registration statement or amendment thereto has been signed by the following persons in the capacities and on the dates stated.

               SIGNATURE                              TITLE                        DATE
----------------------------------------   ----------------------------   ----------------------

         /s/ RALPH M. FERRANTE             Chairman of the Board, Chief       March 30, 2000
----------------------------------------     Executive Officer and
           Ralph M. Ferrante                 Secretary

            /s/ HERBERT PAUL               President, Chief Financial         March 30, 2000
----------------------------------------     Officer, (Principal
              Herbert Paul                   Financial Officer
                                             Principal Account Officer)
                                             Assistant Secretary and
                                             Director

          /s/ JAMES P. MCCANN              Director                           March 30, 2000
----------------------------------------
            James P. McCann